Exhibit (k)(1)

AGENCY AGREEMENT

THIS AGENCY AGREEMENT (“AGREEMENT”) made the                 day of                     , 2017 (the “Effective Date”), by and between, BLACKSTONE / GSO FLOATING RATE ENHANCED INCOME FUND, a                      organized under the laws of the State of                     , with offices at                     , together with any other investment products who execute an Adoption Agreement as provided in Section 4.K below (collectively referred to as the “Fund”), and DST SYSTEMS, INC., a corporation organized and existing under the laws of the State of Delaware, having its principal place of business at 333 West 11th Street, 5th Floor, Kansas City, Missouri 64105 (“DST”), is to take effect as of the Effective Date referenced above.

WITNESSETH:

WHEREAS, the Fund desires to appoint DST as Transfer Agent and Dividend Disbursing Agent, and DST desires to accept such appointment upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Documents to be Provided with Appointment.

In connection with the appointment of DST as Transfer Agent and Dividend Disbursing Agent for the Fund, the Fund will provide DST with the following documents:

A.	A certified copy of the resolutions of the Board of Trustees, as appropriate, of the Fund appointing DST as Transfer Agent and Dividend Disbursing Agent, approving the form of this Agreement, and designating certain persons to sign or give written or oral instructions and requests on behalf of the Fund;

B.	A certified copy of the Agreement and Declaration of Trust, as appropriate, of the Fund and all amendments thereto;

C.	A certified copy of the Bylaws/Articles, as appropriate, of the Fund and all amendments thereto;

D.	Copies of the Registration Statement and amendments thereto, filed with the Securities and Exchange Commission (the “SEC”);

E.	A certificate of the Fund as to the Shares authorized, issued and outstanding, as well as a description of all reserves of unissued Shares relating to the exercise of options, if any;

F.	Specimens of the signatures of the officers of the Fund authorized to sign on behalf of the Fund generally and individuals authorized to sign written instructions and requests;

G.	Statements (if any) as to (i) the existence or termination of any restrictions on the transfer of shares and in the application to or removal of any legend restricting the transfer of such shares, (ii) any authorized but unissued shares reserved for specific purposes, (iii) if any reserved shares are subject to option and, if so, the details of such reservation, and (iv) special instructions regarding dividends and information of any foreign securityholders.

2.	Certain Representations and Warranties of DST.

DST represents and warrants to the Fund that:

A.	It is a corporation duly organized and existing and in good standing under the laws of Delaware.

B.	It is duly qualified to carry on its business in the State of Missouri.

C.	It is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform the services contemplated in this Agreement.

D.	It is registered as a transfer agent to the extent required under the Securities Exchange Act of 1934, as amended (the “1934 Act”’), and is a transfer agent and registrar approved by the New York Stock Exchange (“NYSE-Approved Transfer Agent”), and DST will continue to be registered and so approved during the term of this Agreement. DST will promptly notify the Fund in the event of any material change in its status as a registered transfer agent or NYSE-Approved Transfer Agent; and if DST fails to be so registered or approved by the SEC or the New York Stock Exchange, or any successor agency of the SEC or the New York Stock Exchange, or any additional agency to the extent the existing Services as they apply to the current Fund become subject to additional regulatory oversight by an agency other than the SEC or the New York Stock Exchange, DST shall register as a transfer agent for such Services.

E.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

F.	It has and will continue to have and maintain the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

G.	To the best of its knowledge, no legal or administrative proceedings have been instituted or threatened which would impair DST’s ability to perform its duties and obligations under this Agreement.

H.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of DST or any law or regulation applicable to it.

I.	It shall comply with all laws, rules and regulations, including all provisions of the 1934 Act and the rules thereunder and all state laws, rules and regulations applicable to its transfer agency business.

3.	Certain Representations and Warranties of the Fund.

The Fund represents and warrants to DST that:

A.	It is a statutory trust duly organized and existing and in good standing under the laws of the State appearing after its name at the beginning of this Agreement and it is duly qualified, as required, to carry on its business in the jurisdictions in which it is required to so qualify.

B.	A registration statement under the Securities Act of 1933, as amended (the “1933 Act”), has been filed and will be effective with respect to all shares of the Fund being offered for sale.

C.	All requisite steps have been and will continue to be taken to register the Fund’s shares for sale in all applicable states and such registration will be effective at all times shares are offered for sale in such state.

D.	Each offer to sell or sale of shares of the Fund by the Fund or its agents, representatives and dealers in each state in which a share is offered for sale or sold will be made in material compliance with all applicable Federal, State or local laws, rules and regulations.

E.	The Fund is empowered under applicable laws and by its charter/declaration, as appropriate, and Bylaws/Articles, as appropriate, to enter into and perform this Agreement.

F.	To the best of its knowledge, no legal or administrative proceedings have been instituted or threatened which would impair Fund’s ability to perform its duties and obligations under this Agreement.

G.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of Fund or any law or regulation applicable to it.

H.	It shall comply with all laws, rules and regulations, including all provisions of the 1934 Act and the rules thereunder and all state laws, rules and regulations applicable to its business.

4.	Scope of Appointment.

A.	Subject to the terms and conditions set forth in this Agreement, the Fund hereby appoints DST as Transfer Agent and Dividend Disbursing Agent.

B.	DST hereby accepts such appointment and agrees that it will act as the Fund’s Transfer Agent and Dividend Disbursing Agent. DST agrees that it will also act as agent in connection with the Fund’s periodic withdrawal payment accounts and other open accounts or similar plans for securityholders, if any.

C.	The Fund agrees to use its reasonable efforts to deliver, or cause to be delivered, to DST in Kansas City, Missouri, as soon as they are available, all of its securityholder account records.

D.

DST, utilizing TA2000TM, DST’s computerized data processing system for securityholder accounting (the “TA2000 System”) and in accordance with the terms and conditions of this Agreement will perform the following services as transfer and dividend disbursing agent for the Fund, and as agent of the Fund for securityholder accounts thereof, in a timely manner: (i) issuing (including countersigning), transferring and redeeming or repurchasing book entry shares; (ii) maintaining securityholder accounts on the records of the Fund on the TA2000 System; (iii) when and if a Fund participates in the National Securities Clearing Corporation (“NSCC”), accepting and effectuating the registration and maintenance of accounts through Networking and the purchase, redemption, repurchase, and transfer of shares in such accounts through systems or applications offered to its participants by NSCC (the “Programs”) in accordance with instructions transmitted to and received by DST by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of, an Authorized Person, as hereinafter defined, on the Dealer File maintained by DST; (iv) when and if a Fund participates in the NSCC issuing instructions to the Fund’s banks for the settlement of transactions between the Fund’s and NSCC (acting on behalf of its broker-dealer and bank participants); (v) when and if a Fund participates in the NSCC providing account and transaction information from each affected Fund’s records on TA2000 in accordance with the applicable Program’s rules for and those broker-dealers; (vi) when and if a Fund participates in the NSCC, maintaining securityholder accounts on TA2000 through the Programs; (vii) providing transaction journals; (viii) once annually preparing securityholder meeting lists for use in connection with the annual meeting or special shareholder meetings and certifying a copy of such list; (ix) mailing securityholder reports and prospectuses (including prospectus supplements); (x) withholding, as required by federal law, taxes on securityholder accounts, preparing, filing and mailing U.S. Treasury Department Forms 1099, 1042, 1042S, and K-1 and performing and paying backup withholding as required for all securityholders; (xi) disbursing income dividends and capital gains distributions to securityholders and recording reinvestment of dividends and distributions in shares of the Fund; (xii) preparing and mailing confirmation forms to securityholders and intermediaries for securityholders, as instructed, for all purchases, redemptions, repurchases and liquidations of shares of the Fund and other confirmable transactions in securityholders’ accounts; (xiii) providing or making available on-line daily and monthly reports as provided by the TA2000 System and as requested by the Fund or its management; (xiv) maintaining those records necessary to carry out DST’s duties hereunder, including all information reasonably required by the Fund to account for all transactions on TA2000 in the Fund shares; (xv) calculating the appropriate sales charge with respect to each purchase of the Fund shares as instructed by an Authorized Person, as hereinafter defined, determining the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules and instructions delivered to DST by the Fund’s managing dealer or distributor (hereinafter “managing dealer”) or any other Authorized Person from time to time, disbursing dealer commissions collected to such dealers, determining the portion of each sales charge payable to such managing dealer and disbursing such commissions to the managing dealer; (xvi) receiving correspondence pertaining to any former, existing or new securityholder account, processing such correspondence for proper recordkeeping, and responding promptly to securityholder correspondence; mailing to dealers confirmations of wire order trades; mailing copies of securityholder statements and notifications (including repurchase offer notifications) to securityholders and registered representatives of dealers in accordance with the instructions of an Authorized Person; (xvii) processing, generally on the date of receipt, purchases or instructions to settle any mail or wire order purchases received in proper order as set forth in the prospectus and rejecting promptly any requests not received in proper order (as defined by an Authorized Person or the Procedures as hereinafter defined); (xviii) providing to the person designated by an Authorized Person the daily Blue Sky reports generated by the Blue Sky module of TA2000 with respect to purchases of shares of the Fund’s on TA2000; (xix) once approval of the Fund therefore has been received by DST, processing timely redemptions and repurchases (as provided in the Fund’s dividend reinvestment plan) received in proper order as approved by the Fund in accordance with the instructions of the Fund, rejecting promptly any requests not received in proper order (as defined by an Authorized Person or the Procedures as hereinafter defined); (xx) providing to the Fund escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding checks on TA2000; (xxi) providing a Cash Utilization Arrangement, if applicable, consistent with the provisions set forth in Exhibit A.1; (xxii) to the extent the Fund communicates its NSCC compliance obligations to DST, and DST reviews such obligations and agrees it is able to assist, DST will assist the Fund with meeting its NSCC obligations. For clarification, with respect to Blue Sky obligations, DST is not responsible, but the Fund or the Fund’s designee is responsible, for any registration or filing with a federal or state government body or obtaining approval from such body required for the sale of shares of the Fund in each jurisdiction in which it is sold. DST’s sole obligation is to provide the Fund access to the Blue Sky module of TA2000 with respect to purchases of shares of the Fund on TA2000. It is not DST’s responsibility, but it is the Fund’s or Fund’s designee’s responsibility, to validate that the blue sky module settings are accurate and complete and to validate the output produced thereby and other applicable reports provided by DST, to ensure accuracy. DST is not responsible in any way for claims that the sale of shares of the Fund violated any such requirement (unless such violation results from a failure of the DST Blue Sky module to notify the Fund that such sales do not comply with the parameters set by the Fund for sales to residents of a given state).

E.	At the request of an Authorized Person, DST shall use reasonable efforts to provide the services set forth in Section 4.D in connection with transactions (i) the processing of which transactions require DST to use methods and procedures other than those usually employed by DST to perform securityholder servicing agent services, (ii) involving the provision of information to DST after the commencement of the nightly processing cycle of the TA2000 System or (iii) which require more manual intervention by DST, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by normal transactions, (the “Exception Services”).

F.	DST shall use reasonable efforts to provide, reasonably promptly under the circumstances, the same services with respect to any new, additional functions or features or any changes or improvements to existing functions or features as provided for in the Fund’s instructions, prospectus or application as amended from time to time, for the Fund provided (i) DST is advised in advance by the Fund of any changes therein and (ii) the TA2000 System and the mode of operations utilized by DST as then constituted supports such additional functions and features. If any addition to, improvement of or change in the features and functions currently provided by the TA2000 System or the operations as requested by the Fund requires an enhancement or modification to the TA2000 System or to operations as presently conducted by DST, DST shall not be liable therefore until such modification or enhancement is installed on the TA2000 System or new mode of operation is instituted. If any new, additional function or feature or change or improvement to existing functions or features or new service or mode of operation measurably increases DST’s cost of performing the services required hereunder at the current level of service, DST shall advise the Fund of the amount of such increase and if the Fund elects to utilize such function, feature or service, DST shall be entitled to increase its fees by the amount of the increase in costs. In no event shall DST be responsible for or liable to provide any additional function, feature, improvement or change in method of operation until it has consented thereto in writing.

G.	The Fund shall add all new programs to the TA2000 System upon at least thirty (30) days’ prior written notice to DST provided that the requirements of the new programs are generally consistent with services then being provided by DST under this Agreement. Rates or charges for additional programs shall be as set forth in Exhibit A, as hereinafter defined, for the remainder of the contract term except as such programs use functions, features or characteristics for which DST has imposed an additional charge as part of its standard pricing schedule. In the latter event, rates and charges shall be in accordance with DST’s then-standard pricing schedule.

H.

The provisions of this Section 4.H that follow this sentence shall take precedence over and shall govern in the event of any inconsistency between such provisions and any other provisions of this Agreement or any provisions of any exhibit or other attachment to this Agreement (or any provisions of any attachment to any such exhibit or attachment). The parties agree that – to the extent that DST provides any services under this Agency Agreement that relate to compliance by the Fund with the Internal Revenue Code of 1986 or any other tax law, including without limitation the services described in Section 4.D(x) – it is the parties’ mutual intent that DST will provide only printing, reproducing, and other mechanical assistance to the Fund and that DST will not make any judgments or exercise any discretion of any kind, except as explicitly required elsewhere in this Agreement, and particularly that DST will not make any judgments or exercise any discretion in: (1) determining generally the actions that are required in connection with such compliance or determining generally when such compliance has been achieved; (2) determining the amounts of taxes that should be withheld on securityholder accounts (except to the extent of making mathematical calculations of such amounts based on express instructions provided by the Fund); (3) determining the amounts that should be reported in or on any specific box or line of any tax form (except to the extent of making mathematical calculations of such amounts based on express instructions provided by the Fund which among other things identify the specific boxes and lines into which amounts calculated by DST are to be placed); (4) classifying the status of securityholders and securityholder accounts under applicable tax law (except to the extent of following express instructions regarding such classification provided by the Fund); and (5) paying withholding and other taxes, except pursuant to the express instructions of the Fund. The Fund agrees that it will provide express and comprehensive instructions to DST in connection with all of the services that are to be provided by DST under this Agency Agreement that relate to compliance by the Fund with the Internal

Revenue Code of 1986 or any other tax law (including without limitation the services described in Section 4.D(x)), including promptly providing responses to requests for direction that may be made from time to time by DST of the Fund in this regard.

I. (1)	The Fund instructs and authorizes DST to provide the services as set forth in this Agreement in connection with transactions on behalf of certain Individual Retirement (“IRA”) accounts (“IRA Accounts”) featuring the Fund made available by the Fund, and offered through DST’s IRA custodial offering where DST acts as service provider. The Fund acknowledges and agrees that as part of such services, DST will act as service provider to the custodian for such IRA Accounts. The Fund agrees that DST will perform the following functions, among others, with respect to the IRA Accounts:

•	securityholder recordkeeping;

•	account servicing (including returning securityholders’ initial principal investment if requested pursuant to the 7-day right of revocation as allowed per statutory regulations);

•	receipt of securityholder monies within the Fund universal bank account;

•	movement of securityholder money to either the Fund or custodian cash positions;

•	payment, dividend disbursement and bank account reconciliation;

•	preparing, mailing, distributing and filing all tax reports, information returns and other documents required by the Internal Revenue Code of 1986, as amended, with respect to IRA Accounts and withholding and submitting all taxes relating to such accounts;

•	providing all securityholder notices and other information which the Custodian provides with regard to the IRA Accounts under applicable federal and state laws;

•	providing reasonable assistance to the Fund to complete a block transfer of the securityholders’ custodial accounts to a successor custodian, in the event the custodian resigns as custodian for the securityholders (subject to recompense of DST for such assistance at its standard rates and fees for personnel then in effect at that time);

•	solicitation and processing of securityholder paid custodial fees; and

•	processing of annual custodian maintenance fees from cash or reinvested distributions.

Reimbursable Expenses, including but not limited to postage and mailing, shall apply to the services provided under this Section 4(I).

(2)	In connection with providing services for the IRA Accounts, the Fund hereby authorizes DST, acting as agent for the Fund: (1) to establish in the name of, and to maintain on behalf of, the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps based on fees paid over some period of time on the maximum liability of such Banks, as hereinafter defined, one or more deposit accounts at a nationally or regionally known banking institution (the “Bank”) into which DST shall deposit the Fund’s funds DST receives for payment of dividends, distributions, purchases of the Fund shares, redemptions or repurchases of the Fund shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by DST on behalf of the Fund and the IRA securityholders provided for in this Agreement; (2) move money to either the Fund or custodian cash positions per securityholder instructions, to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such instructions were provided to DST, and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill DST’s obligations under this Agreement with respect to the IRA Accounts. DST, acting as agent for the Fund, is also hereby authorized to execute on behalf and in the name of the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps based on fees paid over some period of time on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for DST to utilize to accomplish the purposes of this Section 4(I). In each of the foregoing situations, DST shall not be liable for any Adverse Consequences (as hereinafter defined) arising out of or resulting from errors or omissions of the Bank provided, however, that DST shall have acted in good faith, with due diligence and reasonable care and without negligence or willful misconduct.

(3)	DST hereby represents, warrants and covenants that:

(i)	Any cash account maintained at any Bank for the IRA Accounts shall be insured in an amount equal to the maximum deposit insurance amount maintained by the Federal Deposit Insurance Corporation limits per securityholder;

(ii)	Any agreement between DST and any entity retained to serve as custodian for the IRA Accounts shall provide that such custodian may not terminate such agreement (or otherwise resign as custodian of the IRA Accounts) without providing at least ninety (90) days’ prior written notice to DST except if the termination is for cause, in which event ten (10) days’ prior written notice is required; and

(iii)	In the event that the custodian (or any successor custodian for the IRA Accounts) terminates the custodial agreement with DST (or otherwise resigns as custodian of the IRA Accounts), DST shall: (i) provide prompt notice to the Fund regarding such termination or resignation, and (ii) use its reasonable best efforts to find a successor custodian.

(4)	In no event shall the Fund (i) have or exercise any discretionary authority or discretionary control whatsoever respecting the management or any assets in any IRA Account or any authority or control respecting the disposition of any assets of the IRA Account; (ii) render or have authority or responsibility to render investment advice with respect to any monies or other property of any IRA Account; or (iii) have or exercise any discretionary authority or discretionary responsibility in the administration of any IRA Account. In no event shall the Fund be deemed to be a “fiduciary” as defined in the Employee Retirement Income Security Act of 1974, as amended, and/or Section 4975 of the Code with respect to any assets or property of any IRA.

J.	Additionally, DST shall, through its subcontractor Broadridge Communications LLC (“Broadridge”), provide the services outlined in Exhibit A.1 attached hereto (the “Print Services”) for the fees and charges specified therein, and the services outlined in Exhibit A.1, attached hereto (the “Fulfillment Services”) for the fees and charges specified therein from the Effective Date through June 28, 2020, after which time, DST will no longer provide the Print Services and Fulfillment Services, but will send applicable documents to Fund’s print vendor of choice.

K.	Additional investment products associated with or sponsored by the Fund may elect to become parties to this Agreement and receive services from DST by execution of the Adoption Agreement attached hereto as Attachment II (the “Adoption Agreement”). Thereafter, any such additional investment product shall be parties to this Agreement and be collectively referred to as a “Fund”.

5.	Limit of Authority.

The appointment of DST as Transfer Agent for the Fund will be construed to cover the full amount of authorized stock of each class or classes for which DST is appointed as the same will, from time to time, be constituted, and as reduced or increased from time to time.

In case of such reduction or increase the Fund will file with DST:

A.	If the appointment of DST was theretofore expressly limited, a certified copy of a resolution of the Board of Trustees of the Fund increasing the authority of DST;

B.	A certified copy of the amendment to the Agreement and Declaration of Trust of the Fund authorizing the increase of stock;

C.	A certified copy of the order or consent of each governmental or regulatory authority required by law to consent to the issuance of the increased stock, and an opinion of counsel to the Fund (electronic mail being sufficient) that the order or consent of no other governmental or regulatory authority is required; and

D.	A certificate by the secretary or similarly situated officer of the Fund, or alternatively, at the Fund’s option, an opinion of counsel to the Fund (who may be the Fund’s Chief Legal Officer and electronic mail being sufficient) stating:

(1)	The status of the additional shares of stock of the Fund under the 1933 Act, and any other applicable federal or state statute; and

(2)	That the additional shares are, or when issued will be, validly issued, fully paid and non-assessable.

6.	Compensation and Expenses.

A.

In consideration for DST’s services hereunder as Transfer Agent and Dividend Disbursing Agent, the Fund will pay to DST from time to time a reasonable compensation for all services rendered as Agent, and also, all its reasonable billable expenses, charges, counsel fees, and other disbursements (“Compensation and Expenses”) incurred in connection with the agency. For the sake of clarity, each party will be responsible for its own counsel fees as related to the negotiation of this

Agreement. Such compensation is set forth in a separate schedule to be agreed to by the Fund and DST, a copy of which is attached hereto as Exhibit A. The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed and shall cease to be charged in the month following the Purge Date, as hereinafter defined in Section 17.

B.	The Fund also agrees to reimburse DST in accordance with Section 6.C for all reasonable billable or other expenses or disbursements incurred by DST in connection with the performance of services under this Agreement including, but not limited to, expenses for postage, express delivery services, freight charges, envelopes, checks, drafts, forms (continuous or otherwise), specially requested reports and statements, telephone calls, telegraphs, stationery supplies, reasonable counsel fees, outside printing and mailing firms (including Broadridge, LLC), off-site record storage, media for storage of records (e.g., microfilm, microfiche, optical platters, computer tapes), computer equipment installed at the Fund’s request at the Fund’s or a third party’s premises, telecommunications equipment, telephone/telecommunication lines between the Fund and its agents, on one hand, and DST on the other, proxy soliciting, processing and/or tabulating costs, second-site backup computer facility, transmission of statement data for remote printing or processing, and National Securities Clearing Corporation (“NSCC”) transaction fees, if applicable, to the extent any of the foregoing are paid by DST. The Fund agrees to pay postage expenses at least one day in advance if so requested. In addition, any other expenses incurred by DST at the request or with the prior written consent of the Fund will be reimbursed by the Fund in accordance with Section 6.C.

C.

Amounts due hereunder shall be due and paid on or before the thirtieth (30th) business day after receipt of the statement therefor by the Fund (the “Due Date”). The Fund is aware that its failure to pay all amounts in a timely fashion so that they will be received by DST on or before the Due Date will give rise to costs to DST not contemplated by this Agreement, including but not limited to carrying, processing and accounting charges. Accordingly, subject to Section 6.D. hereof, in the event that any amounts due hereunder are not received by DST by the Due Date, the Fund shall pay a late charge equal to the lesser of the maximum amount permitted by applicable law or the product of one and one-half percent (1.5%) per month times the amount overdue times the number of months from the Due Date up to and including the day on which payment is received by DST. The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of late payment or payment of amounts not properly due. Acceptance of such late charge shall in no event constitute a waiver of the Fund’s or DST’s default or prevent the non-defaulting party from exercising any other rights and remedies available to it.

D.	In the event that any charges are disputed, the Fund shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify DST in writing of any disputed charges for billable expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the first (1st) business day after the day on which DST provides to the Fund documentation which an objective observer would agree reasonably supports the disputed charges (the “Revised Due Date”). Late charges shall not begin to accrue as to charges disputed, which may be reasonably determined by the Fund, in good faith until the fifth business day after the Revised Due Date. For the avoidance of doubt, the Revised Due Date shall not be before the thirty-fifth (35th) business day after receipt of the original statement by the Fund.

E.	The fees and charges set forth on Exhibit A shall increase or may be increased upon mutual agreement of the parties hereto as follows:

(1)	DST may increase the fees and charges as set forth on Exhibit A on the first day of each new term or otherwise in accordance with the “Fee Increases” provision in Exhibit A upon at least ninety (90) days prior written notice;

(2)	DST may increase the fees and charges set forth on Exhibit A upon at least ninety (90) days prior written notice, if changes in existing laws, rules or regulations: (i) require substantial system modifications or (ii) materially increase cost of performance hereunder;

(3)	DST may charge for additional features of TA2000 used by the Fund which features are not consistent with the Fund’s current processing requirements; and

(4)	In the event DST, at the Fund’s request or direction, performs Exception Services, DST shall be entitled to increase the fees and charges for such Exception Services from those set forth on Exhibit A to the extent such Exception Services increase DST’s cost of performance.

If DST notifies the Fund of an increase in fees or charges pursuant to subparagraph (1) of this Section 6.E, the parties shall confer, diligently and in good faith and agree upon a new fee provided, however, in the event the parties are unable to mutually agree on the increase in such fees, DST may, upon nine (9) months’ notice to Fund, terminate the Agreement without additional liability to Fund. If DST notifies the Fund of an increase in fees or charges pursuant to subparagraph (2) of this Section 6.E., the parties shall confer, diligently and in good faith and agree upon a new fee to cover the amount necessary, but not more than such amount, to reimburse DST for the Fund’s pro-rata portion of the cost of developing the new software to comply with regulatory charges and for the increased cost of operation.

If DST notifies the Fund of an increase in fees or charges under subparagraphs (3) or (4) of this Section 6.E., the parties shall confer, diligently and in good faith, and agree upon a new fee to cover such new fund feature.

7.	Operation of DST System.

In connection with the performance of its services under this Agreement, DST is responsible for such items as:

A.	That entries in DST’s records, and in the Fund’s records created by DST on the TA2000 System, reflect the orders, instructions, and other information received by DST from the Fund, the Fund’s distributor, manager or managing dealer, the Fund’s investment adviser, the Fund’s sponsor, the Fund’s custodian, or the Fund’s administrator and any other person whom the Fund names on Exhibit B (each an “Authorized Person”), broker-dealers or securityholders;

B.	That securityholder lists, securityholder account verifications, confirmations and other securityholder account information to be produced from its records or data be available and accurately reflect the data in the Fund’s records on the TA2000 System;

C.	The accurate and timely issuance of dividend, distribution and repurchase checks in accordance with instructions received from the Fund and the data in the Fund’s records on the TA2000 System;

D.	That, once approval of the Fund therefor has been received by DST, redemptions, repurchases and payments be effected timely in accordance with the instructions of the Fund and accurately in accordance with redemption instructions received by DST from Authorized Persons, broker-dealers or securityholders and the data in the Fund’s records on the TA2000 System;

E.	The deposit daily in the Fund’s appropriate special bank account of all checks and payments received by DST from NSCC (if applicable), broker-dealers or securityholders for investment in shares;

F.	The requiring of proper forms of instructions, signatures and signature guarantees and any necessary documents supporting the opening of securityholder accounts, transfers, redemptions, repurchases, and other securityholder account transactions, all in conformance with DST’s present procedures as set forth in its Legal Manual, Third Party Check Procedures, Checkwriting Draft Procedures, Compliance + and Identity Theft Programs and Signature Guarantee Procedures (collectively the “Procedures”) with such changes or deviations therefrom as may be from time to time required or approved by the Fund, its investment adviser or managing dealer, or its or DST’s counsel and the rejection of orders or instructions not in good order in accordance with the applicable prospectus or the Procedures;

G.	The maintenance of customary records in connection with its agency in accordance with the transfer agent recordkeeping requirements under the 1934 Act; and

H.	The maintenance of a current, duplicate set of the Fund’s essential records at a secure separate location, in a form available and usable forthwith in the event of any breakdown or disaster disrupting its main operation.

8.	Indemnification.

A.	DST shall provide the services set forth in, and fulfill its obligations under, this Agreement in accordance with the terms and conditions set forth in this Agreement, Section 17A of the 1934 Act, and the rules and regulations thereunder, any other federal or securities laws applicable to DST’s acting as a transfer agent. For those activities or actions delineated in the Procedures, DST shall be presumed to have acted in accordance with the terms and conditions of this Agreement if DST has acted in accordance with the Procedures in effect when DST acted or omitted to act.

B.

DST shall at all times act in good faith and with reasonable care in its performance of all services performed under this Agreement. DST shall not be responsible for, and the Fund shall indemnify and hold DST, its affiliates and their respective officers, directors, employees, agents partners or members (in each case as “Indemnitee”) harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability which may be asserted against DST or for which DST may be held to be liable by a third party (including without limitation any reasonable attorney’s fees or court costs incurred by DST in enforcing this right to the Fund’s indemnification) (the “Adverse Consequences”), arising out of or attributable to:

(1)	All actions or omissions of DST required to be taken or omitted by DST pursuant to this Agreement, provided that DST has fulfilled all obligations under this Agreement with respect to the matter for which DST is seeking indemnification, and;

(2)	The Fund’s refusal or failure to comply with the terms of this Agreement or the material breach of any representation or warranty of the Fund hereunder;

(3)	The Fund’s bad faith, negligence, gross negligence, or willful misconduct;

(4)	The good faith reliance on, or the carrying out of, any written or oral instructions or requests of persons designated by the Fund in writing (see Exhibit B) from time to time as authorized to give instructions on its behalf or representatives of an Authorized Person or DST’s good faith reliance on, or use of, information, data, records, transmissions and documents received from, or which have been prepared and/or maintained by the Fund, its investment advisor, its sponsor, its managing dealer or any other person or entity from whom the Fund instructs DST to accept and utilize information, data, records, transmissions and documents;

(5)	Defaults by dealers or shareowners with respect to payment for share orders previously entered;

(6)	The negotiation and processing of all checks, including checks that are tendered to DST for the purchase of shares of the Fund;

(7)	The offer or sale of the Fund’s shares in violation of any requirement under federal securities laws or regulations or the securities laws or regulations of any state or in violation of any stop order or other determination or ruling by any federal agency or state with respect to the offer or sale of such shares in such state or in excess of the authorized number of outstanding shares (unless such violation results from DST’s failure to comply with written instructions of the Fund or of any officer of the Fund that no offers or sales be permitted to remain in the Fund’s securityholder records in or to residents of such state);

(8)	The Fund’s errors and mistakes in the use of the TA2000 System, the data center, computer and related equipment used to access the TA2000 System (the “DST Facilities”), and control procedures relating thereto in the verification of output and in the remote input of data, provided that to the extent DST becomes aware of any such errors or mistakes it shall notify the Fund;

(9)	Errors, inaccuracies, and omissions in, or errors, inaccuracies or omissions of DST arising out of or resulting from such errors, inaccuracies and omissions in, the Fund’s records, securityholder and other records, delivered to DST hereunder by the Fund or its prior agent(s), provided that to the extent DST becomes aware of such errors, inaccuracies or omissions it shall reasonably promptly notify the Fund;

(10)	Actions or omissions to act by the Fund or agents designated by the Fund with respect to duties assumed thereby as provided for in Section 21 hereof; and

(11)	DST’s performance of Exception Services except where DST acted or omitted to act in bad faith, with willful misconduct or with gross negligence; provided further, that in each of the foregoing (excluding sub-paragraph 11) that apply to the actions or omissions, or reliance, of DST, that those actions or omissions, or reliance, are taken in good faith and without negligence or willful misconduct.

C.

Except where DST is entitled to indemnification under Section 8.B. hereof, DST shall indemnify and hold the Fund and its affiliates, officers, directors, employees, agents, partners or members (an “Indemnitee”) harmless from and against any and all Adverse Consequences arising out of DST’s failure to comply with the terms of, or to fulfill its obligations under, this Agreement or arising out of or attributable to DST’s material breach of any representation or warranty hereunder or DST’s negligence; provided that such Indemnitee acted in good faith and without negligence or willful misconduct; provided further; however, that excluding Customer’s payment obligations set forth in Section 6 or Customer’s indemnification obligations in Section 8.B, DST’s and Customer’s cumulative and aggregate liability during any term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Fund to DST as fees and charges, but not including reimbursable expenses, during the twelve (12) months immediately preceding the event giving rise to DST’s or Customer’s liability; provided further that, either party’s aggregate liability during any term of this Agreement shall not be capped for direct damages arising out of a party’s Intentionally Malicious Acts or Omissions.    As used herein, an action or omission is “Intentionally Malicious” if it is taken or omitted (a) with the actual knowledge at the time of commission or omission that the action or omission at issue is a breach of such party’s obligations under this Agreement and (b) for the purpose of harming the other party or its customers.

D.	IN NO EVENT AND UNDER NO CIRCUMSTANCES SHALL EITHER PARTY UNDER THIS AGREEMENT BE LIABLE TO ANY PERSON, INCLUDING, WITHOUT LIMITATION THE OTHER PARTY, FOR PUNITIVE, CONSEQUENTIAL, INCIDENTAL, INDIRECT, OR OTHER SPECIAL DAMAGES UNDER ANY PROVISION OF THIS AGREEMENT OR FOR ANY ACT OR FAILURE TO ACT HEREUNDER, EVEN IF ADVISED OF THE POSSIBILITY THEREOF.

E.

Promptly after receipt by an indemnified person of notice of the commencement of any action, such indemnified person will, if a claim in respect thereto is to be made against an indemnifying party hereunder, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party will not relieve an indemnifying party from any liability that it may have to any indemnified person for contribution or otherwise under the indemnity agreement contained herein except to the extent it is prejudiced as a proximate result of such failure to timely notify. In case any such action is brought against any indemnified person and such indemnified person seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, assume the defense thereof (in its own name or in the name and on behalf of any indemnified party or both with counsel reasonably satisfactory to such indemnified person); provided, however, if the defendants in any such action include both the indemnified person and an indemnifying party and the indemnified person shall have reasonably concluded that there may be a conflict between the positions of the indemnified person and an indemnifying party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified persons which are inconsistent with those available to an indemnifying party, the indemnified person or indemnified persons shall have the right to select one separate counsel (in addition to local counsel) to assume such legal defense and to otherwise participate in the defense of such action on behalf of such indemnified person or indemnified persons at such indemnified party’s sole expense. Upon receipt of notice from an indemnifying party to such indemnified person of its election so to assume the defense of such action and approval by the indemnified person of counsel, which approval shall not be unreasonably withheld (and any disapproval shall be accompanied by a written statement of the reasons therefor), the indemnifying party will not be liable to such indemnified person hereunder for any legal or other expenses subsequently incurred by such indemnified person in connection with the defense thereof. An indemnifying party will not settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified persons are actual or potential parties to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of each indemnified person from all liability arising out of such claim, action, suit or proceeding. An indemnified party will not, without the prior written consent of the indemnifying party settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder. If it does so, it waives its right to indemnification therefor.

F.

Notwithstanding anything herein to the contrary, with respect to “as of” adjustments, DST will not assume one hundred percent (100%) responsibility for losses resulting from “as ofs” due to clerical errors or misinterpretations of securityholder instructions, but DST will discuss with the Fund DST’s accepting liability for an “as of” on a case-by-case basis and may accept financial responsibility for a particular situation resulting in a financial loss to the Fund where such loss is “material”, as hereinafter defined, and, to the extent under the particular facts at issue, after discussion between DST and the Fund, the parties determine that DST’s conduct was culpable and DST’s conduct is the cause of the loss. A loss is “material” for purposes of this Section when it results in a pricing error on a given day which is (i) greater than a negligible amount per securityholder, (ii) equals or exceeds one-half of one cent ($.005) per share times the number of shares outstanding or (iii) equals or exceeds the product of one-half of one percent (1%) times Fund’s Net Asset Value per share times the number of shares outstanding (or, in case of (ii) or (iii), such other amounts as may be adopted by applicable accounting or regulatory authorities from time to time). When DST and the Fund conclude that it should contribute to the settlement of a loss, DST’s responsibility will commence with that portion of the loss over $0.005 per share calculated on the basis of the total value of all shares owned by the affected portfolio (i.e., on the basis of the value of the shares of the total portfolio, including all classes of that portfolio, not just those of the affected class). DST hereby agrees to monitor and report to the Fund, on a monthly basis, all “as of” adjustments that have occurred over the prior calendar month.

9.	Certain Covenants of DST and the Fund.

A.	All requisite steps will be taken by the Fund or its designated service provider from time to time when and as necessary to register, or qualify, as applicable, the Fund’s shares for sale in all states in which the Fund’s shares shall at the time be offered for sale and require registration or qualification. If at any time the Fund receives notice or becomes aware of any stop order or other proceeding in any such state affecting such registration or the sale of the Fund’s shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of the Fund’s shares, the Fund will give prompt notice thereof to DST.

B.	DST hereby agrees to perform such transfer agency functions as are set forth in Section 4.D. above and establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of check forms, and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such forms and devices, and to carry such insurance as it considers adequate and reasonably available.

C.	DST agrees that all records maintained by DST relating to services to be performed by DST under this Agreement are the property of the Fund and will be preserved and will be surrendered promptly to the Fund on request.

D.	DST agrees to furnish the Fund annual reports of DST’s financial condition, consisting of a balance sheet, earnings statement and any other public financial information reasonably requested by the Fund. The annual financial statements will be certified by DST’s certified public accountants. Upon the Fund’s reasonable request, DST agrees to furnish the Fund its written policies and procedures to be reviewed on-site, at DST’s premises, which are reasonably designed to ensure compliance with applicable federal securities laws, including Rule 23c-3 of the Investment Company Act of 1940.

E.	DST represents and agrees that it will use its reasonable efforts to keep current on the trends of the transfer agent industry relating to securityholder services and will use its reasonable efforts to continue to modernize and improve its systems.

F.	DST will permit the Fund and its authorized representatives (subject to execution of DST’s standard confidentiality and non-use agreement) to make an initial inspection in connection with entering into this Agreement and periodic inspections thereafter of its operations as such involves or is utilized by DST to provide services to the Fund at reasonable times during business hours. DST will permit duly authorized federal examiners to make periodic inspections of its operations as such would involve the Fund to obtain, inter alia, information and records relating to DST’s performance of its Compliance + Program or Identity Theft Program obligations and to inspect DST’s operations for purposes of the Program. Any costs imposed by such examiners in connection with such examination (other than fines or other penalties) shall be paid by the Fund. Notwithstanding anything herein to the contrary, DST is authorized to and will permit the Internal Revenue Service and any other tax authority to inspect its operations in connection with examinations by any such authority of DST’s or other taxpayer’s compliance with the tax laws, and the costs of each such inspection and examination shall be paid by the Fund to the extent that the examination relates to DST’s performance of services under this Agreement.

G.

DST shall comply with Exhibit C (Information Protection Program), which is made a part of this Agreement and apply to the Services. The policies and procedures specified in Exhibit C (Information Protection Program) are subject to change at any time in accordance with DST’s internal change control procedures, provided that the protections afforded thereby will not be diminished in comparison with those currently provided by DST to the Fund under this Agreement. Throughout the Term of this Agreement, as part of the Services, DST shall maintain reasonable backup and security procedures in accordance with its then current internal policies and procedures. DST will be reasonably available to meet with and provide assurances to the Fund concerning its backup procedures as well as its security procedures.

To the best of DST’s knowledge, the Information Protection Program is in compliance with state laws and any other applicable U.S. laws and regulations, and contains security measures reasonably designed to safeguard the Personal Information of the Fund’s shareholders, employees, directors and/or officers that the Transfer Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “Personal Information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. This provision will survive termination or expiration of the Agreement for so long as the Transfer Agent continues to possess or have access to Personal Information related to the Fund. Notwithstanding the foregoing “Personal Information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

10.	Recapitalization or Readjustment.

In case of any recapitalization, readjustment or other change in the capital structure of the Fund requiring a change in the shares contained in book entry form on the stock record of the Fund as maintained by DST, DST will effectuate or transfer ownership of, the outstanding shares in book entry, upon receiving:

A.	Written instructions from an officer of the Fund;

B.	Certified copy of the amendment to the Agreement and Declaration of Trust or other document effecting the change;

C.	Certified copy of any order or consent of each governmental or regulatory authority, required by law to the issuance of new book entry shares, and an opinion of counsel that the order or consent of no or no other government or regulatory authority is required;

D.	A certificate by the secretary or similarly situated officer of the Fund or alternatively, at the Fund’s option, an opinion of counsel for the Fund (who may be the Fund’s Chief Legal Officer and electronic mail being sufficient) stating:

(1)	The status of the shares of stock of the Fund in the new form under the 1933 Act, as amended and any other applicable federal or state statute; and

(2)	That the issued shares in the new form are, and all unissued shares will be, when issued, validly issued, fully paid and non-assessable.

11.	Omitted.

12.	Death, Resignation or Removal of Signing Officer.

The Fund will promptly provide DST written notice of any change in the officers authorized to sign stock certificates, written instructions or requests, together with two signature cards bearing the specimen signature of each newly authorized officer.

13.	Future Amendments of Charter/Declaration and Bylaws/Articles, as appropriate.

The Fund will promptly file with DST copies of all material amendments to its Agreement and Declaration of Trust or Bylaws made after the date of this Agreement.

14.	Instructions, Opinion of Counsel and Signatures.

At any time DST may apply to any person authorized by the Fund to give instructions to DST, and may with the approval of a Fund officer consult with legal counsel for the Fund, or with the approval of a Fund officer or due to Fund’s failure to provide instructions within a reasonable period of time, DST’s own legal counsel at the expense of the Fund, with respect to any matter arising in connection with the agency and it will not be liable for any action taken or omitted by it in good faith in reliance upon such instructions or upon the opinion of such counsel. In connection with services provided by DST under this Agreement that relate to compliance by the Fund with the Internal Revenue Code of 1986 or any other tax law, including without limitation the services described in Section 4.D(x), DST shall have no obligation to continue to provide such services after it has requested in writing the Fund to give it instructions, and provided notice to the Fund of DST’s lack of receipt of such instructions, which it believes are needed by it to so continue to provide such services and before it receives the needed instructions from the Fund, and DST shall have no liability for any damages (including without limitation penalties imposed by any tax authority) caused by or that result from its failure to provide services as contemplated by this sentence. DST will be protected in acting upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons and will not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund.

15.	Force Majeure and Disaster Recovery Plans.

A.	DST shall not be responsible or liable for its failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation: any interruption, loss or malfunction of any utility, transportation, computer (hardware or software) or communication service; inability to obtain labor, material, equipment or transportation, or a delay in mails; governmental or exchange action, statute, ordinance, rulings, regulations or direction; war, strike, riot, emergency, civil disturbance, terrorism, vandalism, explosions, labor disputes, freezes, floods, fires, tornados, acts of God or public enemy, revolutions, or insurrection; or any other cause, contingency, circumstance or delay not subject to DST’s reasonable control which prevents or hinders DST’s performance hereunder.

B.	Provided the Fund is paying its pro rata portion of the charge therefor, DST shall provide back-up facilities to the data center or centers used by DST to provide the transfer agency services hereunder (collectively, the “Back-Up Facilities”) capable of supplying the transfer agency services specified herein to the Fund’s in case of damage to the primary facility providing those services. The back-up to the data center operations facility will have no other function that could not be suspended immediately for an indefinite period of time to the extent necessary to allow, or continue to be supported while allowing, the facility to function as a back-up facility and support all functionality scheduled to be supported in DST’s Business Contingency Plan. Transfer to the Back-Up Facility shall commence promptly after the DST’s declaration of a disaster and shall be conducted in accordance with DST’s Business Contingency Plan, which Plan calls for the transfer of TA2000 to the Back-Up Facilities to be completed within 4 hours after DST’s declaration of a disaster. The Fund shall not bear any costs (in addition to the Fees and charges set forth in Exhibit A attached hereto) related to such transfer. At least once annually, DST shall complete a successful test of the Business Contingency Plan.

C.	DST also currently maintains, separate from the area in which the operations which provides the services to the Fund hereunder are located, a Crisis Management Center consisting of phones, computers and the other equipment necessary to operate a full service transfer agency business in the event one of its operations areas is rendered inoperable. The transfer of operations to other operating areas or to the Crisis Management Center is also covered in DST’s Business Contingency Plan.

16.	Certification of Documents.

The required copy of the Agreement and Declaration of Trust of the Fund and copies of all amendments thereto will be certified by the Secretary of State (or other appropriate official) of the State of Incorporation, and if such Articles of Incorporation and amendments are required by law to be also filed with a county, city or other officer of official body, a certificate of such filing will appear on the certified copy submitted to DST. A copy of the order or consent of each governmental or regulatory authority required by law to the issuance of the stock will be certified by the Secretary or Clerk of such governmental or regulatory authority, under proper seal of such authority. The copy of the Bylaws and copies of all amendments thereto, and copies of resolutions of the Board of Trustees of the Fund, will be certified by the Secretary or an Assistant Secretary of the Fund.

17.	Records.

DST will maintain customary transfer agent records in connection with its agency, and particularly will maintain those records required to be maintained pursuant to subparagraph (2) (iv) of paragraph (b) of Rule 31a-1 under the Investment Company Act of 1940

, if any. Notwithstanding anything in this Agreement to the contrary, the records to be maintained and preserved by DST on the TA2000 System under this Agreement shall be maintained and preserved in accordance with the following:

A.	Annual Purges by August 31: DST and the Fund shall mutually agree upon a date for the annual purge of the appropriate history transactions from the Transaction History (A88) file for accounts (both regular and tax advantaged accounts) that were open as of January 1 of the current year, such purge to be complete no later than August 31. Purges completed after this date will subject the Fund to the Aged History Retention fees set forth in the Fee Schedule attached hereto as Exhibit A.

B.	Purge Criteria: In order to avoid the Aged History Retention fees, history data for regular or ordinary accounts (that is, non-tax advantaged accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the current year and history data for tax advantaged accounts (retirement and educational savings accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the prior year. All purged history information shall be retained on magnetic tape for seven (7) years.

C.	Purged History Retention Options (entail an additional fee): For the additional fees set forth on the Fee Schedule attached hereto as Exhibit A, then Fund may choose (i) to place purged history information on the Purged Transaction History (A19) table or (ii) to retain history information on the Transaction History (A88) file beyond the timeframes defined above. Retaining information on the A19 table allows for viewing of this data through online facilities and E-Commerce applications. This database does not support those histories being printed on statements and reports and is not available for on request job executions.

18.	Disposition of Books, Records and Canceled Certificates.

DST may send periodically to the Fund, or to where designated by the Secretary or an Assistant Secretary of the Fund, all books, documents, and all records no longer deemed needed for current purposes, upon the understanding that such books, documents, and records will be maintained by the Fund under and in accordance with the requirements of Section 17Ad-7 adopted under the 1934 Act, including by way of example and not limitation Section 17Ad-7(g) thereof. Such materials will not be destroyed by the Fund without the consent of DST (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.

19.	Provisions Relating to DST as Transfer Agent.

A.	Before making any original issue of shares, the Fund will furnish DST with sufficient funds to pay all required taxes on the original issue of the stock, if any. The Fund will furnish DST such evidence as may be required by DST to show the actual value of the shares. If no taxes are payable DST will be furnished with an opinion of outside counsel (electronic mail being sufficient) to that effect.

B.

Shares of stock will be transferred by book entry in accordance with the instructions of the securityholders thereof and, upon receipt of the Fund’s instructions that shares of stock be redeemed or repurchased and funds remitted therefor, such redemptions or repurchases will be accomplished and payments dispatched provided the securityholder instructions are deemed by DST to be properly endorsed by an appropriate person to originate such instructions under applicable law accompanied by such documents as DST may deem necessary to evidence the authority of the person making the transfer, redemption or repurchase. DST reserves the right to refuse to transfer, redeem or repurchase shares until it is satisfied that the endorsement or signature on the certificate or any other document is valid and genuine, and for that purpose it may require a guaranty of signature in accordance with the Signature Guarantee Procedures. DST also reserves the right to refuse to transfer, redeem or repurchase shares until it is satisfied that the requested transfer, redemption, or repurchase is legally authorized, and it will incur no liability for the refusal in good faith to make transfers, redemptions or repurchases which, in its judgment, are improper or unauthorized. DST may, in effecting transfers, redemptions, or repurchases, rely upon the Procedures, Simplification Acts, Uniform Commercial Code or other statutes that protect DST and the Fund or both in not requiring complete fiduciary documentation. In cases in which DST is not directed or otherwise required to maintain the consolidated records of securityholder’s accounts, DST will not be liable for any loss which may arise by reason of not having such records.

C.	DST will supply a securityholders list to the Fund for its annual meeting upon receiving a request from an officer of the Fund. It will also, at the expense of the Fund, supply lists at such other times as may be requested by an officer of the Fund or other Authorized Person.

D.	Upon receipt of written instructions of an officer of the Fund, DST will, at the expense of the Fund, address and mail notices to securityholders.

E.	In case of any request or demand for the inspection of the stock books of the Fund or any other books in the possession of DST, DST will use commercially reasonable efforts to notify the Fund to secure instructions as to permitting or refusing such inspection and when notified of such, shall use commercially reasonable efforts, to the extent permitted by law, to oppose and prevent the requested disclosure or inspection at Fund’s cost. DST reserves the right; however, to exhibit the stock books or other books to any person in case it is advised by its counsel that such disclosure is required under applicable law and that DST will be held responsible for the failure to exhibit the stock books or other books to such person.

F.	DST agrees to furnish the Fund with (1) annual reports of its financial condition, consisting of a balance sheet, earnings statement and any other financial information as is made public by DST in connection with the foregoing and (2) semi-annually with a copy of a SSAE 16 or successor Report issued by DST’s certified public accountants pursuant to Rule 17Ad-13 under the 1934 Act as filed with SEC. The annual financial statements will be certified by DST’s certified public accountants and the posting of a current copy thereof on DST’s website shall be deemed to be delivery to the Fund.

G. (1)	DST shall assist the Fund to fulfill certain of its responsibilities under certain provisions of USA PATRIOT Act, Sarbanes-Oxley Act, Title V of Gramm Leach Bliley Act, the Red Flags Regulations promulgated jointly by the Office of the Comptroller of the Currency, Treasury (OCC); Board of Governors of the Federal Reserve System (Board); Federal Deposit Insurance Corporation (FDIC); Office of Thrift Supervision, Treasury (OTS); National Credit Union Administration (NCUA); and Federal Trade Commission (FTC or Commission) implementing section 114 of the Fair and Accurate Credit Transactions Act of 2003 (FACT Act) and final rules implementing section 315 of the FACT Act, and the applicable federal securities laws (collectively the “Reform Regulations”), by complying with Compliance +™, a compliance program that focuses on certain business processes that represent key activities of the transfer agent/service provider function (the “Compliance + Program”), a copy of which has hitherto been made available to Fund. [NTD: The full Compliance Plus policies and procedures can be viewed on-site, at DST’s premises, or our Compliance department can discuss via phone.] These business processes are anti-money laundering, identity theft, red flag reporting, certificate processing, correspondence processing, fingerprinting, lost securityholder processing, reconciliation and control, transaction processing, transfer agent administration and safeguarding fund assets and securities. DST reserves the right to make changes thereto as experience suggests alternative and better ways to perform the affected function. DST shall provide you with written notice of any such changes.

(2)	DST shall perform the procedures set forth in the Compliance + Program, as amended by DST from time to time, which pertain to DST’s performance of those transfer agency services in accordance with the terms and conditions set forth in this Agreement, (ii) implement and maintain internal controls and procedures reasonably necessary to insure that DST’s employees act in accordance with the Compliance + Program, and (iii) provide the Fund with written notice of any material changes made to the Program as attached hereto.

(3)	Notwithstanding the foregoing, DST’s obligations shall be solely as are set forth in this Section and in the Compliance + Program, as amended, and any of obligations under the enumerated Acts and Regulations that DST has not agreed to perform on the Fund’s behalf under the Compliance + Program or under this Agreement, shall remain the Fund’s sole obligation.

H.	With respect to DST’s activities under the Compliance + Program, DST will permit duly authorized governmental and self-regulatory examiners to make periodic inspections of its operations as such would involve the Fund and the Fund to obtain, inter alia, information and records relating to DST’s performance of its obligations under the Compliance + Program and to inspect DST’s operations for purposes of determining DST’s compliance with the Identity Theft Program. Any costs imposed by such examiners in connection with such examination (other than fines or other penalties arising solely out of DST’s failure to fulfill its obligations under the Compliance + Program) shall be paid by the Fund.

J.	DST shall establish on behalf of the Fund banking relationships for the conduct of the business of the Fund in accordance with the terms set forth in Section 20.D. of this Agreement.

20.	Provisions Relating to Dividend Disbursing and Paying Agency (as well as the receipt, deposit and payment of funds by the Transfer Agent in connection with the purchase, repurchase and redemption of Fund’s shares).

A.	DST will, at the expense of the Fund, provide a special form of check containing the imprint of any device or other matter desired by the Fund. Said checks must, however, be of a form and size convenient for use by DST.

B.	If the Fund desires to include additional printed matter, financial statements, etc., with the dividend checks, the same will be furnished DST within a reasonable time prior to the date of mailing of the dividend checks, at the expense of the Fund.

C.	If the Fund desires its distributions mailed in any special form of envelopes, sufficient supply of the same will be furnished to DST but the size and form of said envelopes will be subject to the approval of DST. If stamped envelopes are used, they must be furnished by the Fund; or if postage stamps are to be affixed to the envelopes, the stamps or the cash necessary for such stamps must be furnished by the Fund.

D.

DST, acting as agent for the Fund, is hereby authorized (1) to establish in the name of, and to maintain on behalf of, the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank) on the maximum liability of such Banks, as hereinafter defined, one or more deposit accounts at a nationally or regionally known banking institution (the “Bank”) (approved as a custodian by the Fund’s Board of Trustees, provided in the event the Fund’s Board of Trustees does not approve and a different banking institution is requested, the Fund may incur additional fees as required in order for DST to establish interfaces with such bank) into which DST shall deposit the funds DST receives for payment of dividends, distributions, purchases of Fund shares, repurchases and redemptions of Fund shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by DST on behalf of the Fund provided for in this Agreement, (2) to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such funds were provided to DST, and (3) to establish, to implement and to transact Fund business through Automated Clearinghouse (“ACH”), Draft Processing, Wire Transfer and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill DST’s obligations under this Agreement. DST, acting as agent for the Fund, is also hereby authorized to execute on behalf and in the name of the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank) on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for DST to utilize to accomplish the purposes of this Agreement. In each of the foregoing situations, the Fund shall be liable on such agreements with the Bank as if it itself had executed the agreement and DST shall not be personally liable on such agreements, but DST’s liability shall be judged under the standards set forth in this Agreement. DST shall not be liable for any Adverse Consequences arising out of or resulting from errors or omissions of the Bank provided, however, that DST shall have acted in good faith and with due diligence and reasonable care.

E.	DST is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.

21.	Assumption of Duties by the Fund or Agents Designated By the Fund.

A.	The Fund or its designated agents other than DST may assume certain duties and responsibilities of DST or those services of Transfer Agent and Dividend Disbursing Agent as those terms are referred to in Section 4.D. of this Agreement including but not limited to answering and responding to telephone inquiries from securityholders and brokers, accepting securityholder and broker instructions (either or both oral and written) and transmitting orders based on such instructions to DST, preparing and mailing confirmations, obtaining certified TIN numbers, classifying the status of securityholders and securityholder accounts under applicable tax law, establishing securityholder accounts on the TA2000 System and assigning social codes and Taxpayer Identification Number codes thereof, and disbursing monies of the Fund, said assumption to be embodied in writing to be signed by both parties.

B.	To the extent the Fund or its agent or affiliate assumes such duties and responsibilities, DST shall be relieved from all responsibility and liability therefor and is hereby indemnified and held harmless against any liability therefrom and in the same manner and degree as provided for in Section 8 hereof.

C.	Initially the Fund or its designees shall be responsible for generating certain, but not all, correspondence to securityholders as decided by the parties in written procedures.

22.	Termination of Agreement.

A.

This Agreement shall be in effect upon execution by both the Fund and DST and shall continue in full force and effect for an initial period of four (4) years (the “Initial Term”) commencing upon the first use of DST’s Services in production after the conversion of the Fund’s securityholder records onto TA2000. Effective upon the last day of such initial four year term, this Agreement may be terminated by either party as of the last day of the then current term by Fund providing DST at least ninety (90) days’ prior written notice or, alternatively, DST providing Fund with nine (9) months prior written notice. If such notice is not given by either party to the other in accordance with the timeframes set forth in the immediately preceding sentence, this Agreement shall automatically extend for a new one-year term each such successive term or period, as applicable, being a new “term” of this Agreement, unless terminated as hereinafter provided in Section 22. B.

B.	Each party, in addition to any other rights and remedies, shall have the right to terminate this Agreement forthwith upon the occurrence at any time of any of the following events with respect to the other party:

(1)	The bankruptcy of the other party or its assigns or the appointment of a receiver for the other party or its assigns, provided, however, that DST shall not have a right of termination under this Section 22.B.1 and will continue to provide services hereunder, unless Fund has breached its payment obligations under the Agreement, which breach has not be cured in accordance with Section 22.B.2.

(2)	A material breach of this Agreement by the other party, which breach continues for thirty (30) days after receipt of written notice from the first party (for the sake of clarification, termination for Fund’s material breach under this Section is limited to the material breach of Fund’s obligations as follows: (i) payment obligations under this Agreement, including those obligations set forth in Section 6 and payment obligations associated with its indemnification obligations or payment of damages associated with breach of this Agreement; (ii) Fund’s confidentiality obligations; and (iii) any material breach that by its nature would cause DST to reasonably believe that DST is at risk of violating any law); or

(3)	Notwithstanding the preceding sentence, (i) in the event of a failure by Broadridge, LLC related to the Print Services or the Fulfillment Services, which failure materially adversely affects the business operations of the Fund and which failure continues for thirty (30) days after receipt of written notice from the Fund, the Fund’s right of termination shall be limited to termination of the Print Services or Fulfillment Services, as applicable, rather than termination of this Agreement in its entirety.

C.	In the event of a termination under Section 22.B.1 (where the termination occurs because DST files for bankruptcy), or Section 22.B.2 (where the termination occurs due to DST’s material breach), the Fund will pay DST, within thirty (30) days, all amounts due to DST to and including the date of termination hereunder (provided any other termination under Section 22, or any termination not permitted by Section 22 may result in payment of additional fees) and DST will use its reasonable efforts to transfer the records of the Fund to the designated successor transfer agent, to provide reasonable assistance to the Fund and its designated successor transfer agent, and to provide other information relating to its services provided hereunder (subject to the recompense of DST for such assistance at its standard rates and fees for personnel then in effect at that time); provided, however, as used herein “reasonable assistance” and “other information” shall not include assisting any new service or system provider to modify, alter, enhance, or improve its system or to improve, enhance, or alter its current system, or to provide any new, functionality or to require DST to disclose any DST Confidential Information, as hereinafter defined, or any information which is otherwise confidential to DST.

23.	Confidentiality.

A.	DST agrees that, except as provided in the last sentence of Section 19.E. hereof, or as otherwise required by law, DST will keep confidential all records of and information in its possession relating to the Fund or its securityholders or securityholder accounts and will not disclose the same to any person not an affiliate of DST except as necessary to fulfill DST’s obligations under this Agreement or Section 19.E hereof or at the request or with the consent of the Fund.

B.	The Fund agrees to keep confidential all financial statements and other financial or operational records received from DST, the terms and provisions of this Agreement, all accountant’s reports relating to DST, and all manuals, systems and other technical information and data, not publicly disclosed, relating to DST’s operations and programs furnished to it by DST pursuant to this Agreement and will not disclose the same to any person except at the request or with the consent of DST.

C.	Governmental Disclosures. If a party is required to file this Agreement or any portion thereof with, or to provide any information pertaining to this Agreement to, any state or federal agency or regulatory body, it shall notify the other party sufficiently in advance for the parties to work together to redact such provisions and to keep confidential such information as the other party deems sensitive. Fund acknowledges that at a minimum DST considers all monetary provisions, service levels and damage limitation and formulas in this Agreement as confidential. Each party shall use its best commercially reasonable efforts to advance the position of the other party with the governmental agency or regulatory body that such provisions or information should not be provided or should not be made publicly available, and each party shall keep the other party apprised of any decision by the agency or regulatory body in this regard. Each party shall provide the other party with copies of all written communications with the agency or regulatory body pertaining to the services to be provided hereunder or to this Agreement.

D. (1)	The Fund acknowledges that DST has proprietary rights in and to the TA2000 System used to perform services hereunder including, but not limited to the maintenance of securityholder accounts and records, processing of related information and generation of output, including, without limitation any changes or modifications of the TA2000 System and any other DST programs, data bases, supporting documentation, or procedures (collectively “DST Confidential Information”) which the Fund’s access to the TA2000 System or computer hardware or software may permit the Fund or its employees or agents to become aware of or to access and that the DST Confidential Information constitutes confidential material and trade secrets of DST. The Fund agrees to maintain the confidentiality of the DST Confidential Information.

(2)

The Fund acknowledges that DST intends to develop and offer analytics-based products and services for its customers. In providing such products and services, DST will be using consolidated data across all clients, including data of the Fund, and make such consolidated data available to clients of the analytics products and services. The Fund hereby consents to the use by DST of Fund Information (including shareholder information) for in the offering of such products and services, and to disclose the results of such analytics services to its customers and other third parties, provided the Fund information will be aggregated, anonymized and sometimes enriched with external data sources. DST will not disclose client investor names or other personal identifying information, or information specific to or identifying the Fund.

(3)	The Fund acknowledges that any unauthorized use, misuse, disclosure or taking of DST Confidential Information which is confidential as provided by law, or which is a trade secret, residing or existing internal or external to a computer, computer system, or computer network, or the knowing and unauthorized accessing or causing to be accessed of any computer, computer system, or computer network, may be subject to civil liabilities and criminal penalties under applicable state law. The Fund will advise all of its employees and agents who have access to any DST Confidential Information or to any computer equipment capable of accessing DST or DST hardware or software of the foregoing.

(4)	The Fund acknowledges that disclosure of the DST Confidential Information may give rise to an irreparable injury to DST inadequately compensable in damages. Accordingly, DST may seek (without the posting of any bond or other security) injunctive relief against the breach of the foregoing undertaking of confidentiality and nondisclosure, in addition to any other legal remedies which may be available, and the Fund consents to the obtaining of such injunctive relief. All of the undertakings and obligations relating to confidentiality and nondisclosure, whether contained in this Section or elsewhere in this Agreement shall survive the termination or expiration of this Agreement for a period of ten (10) years; provided that, to the extent Confidential Information includes information that is also a Trade Secret as defined by the Uniform Trade Secrets Act, the obligation to protect such Trade Secrets shall survive the termination of this Agreement and shall remain for so long as such Confidential Information constitutes a Trade Secret, as defined by the Uniform Trade Secrets Act.

(5)

In the event the Fund obtains information from DST or the TA2000 System which is not intended for the Fund, the Fund agrees to (i) promptly, and in no case more than twenty-four (24) hours later, notify DST that unauthorized information has been made available to the Fund; (ii) after identifying that such information is not intended for the Fund, not review, disclose, release, or in any way, use such unauthorized information; (iii) provide DST reasonable assistance in retrieving such unauthorized information and/or destroy such unauthorized information; and (iv) deliver to DST a certificate executed by an authorized officer of the Fund certifying that all such unauthorized information in the Fund’s possession or control has been delivered to DST or destroyed as required by this provision.

24.	Changes and Modifications.

A.	During the term of this Agreement DST will use on behalf of the Fund without additional cost all modifications, enhancements, or changes which DST may make to the TA2000 System in the normal course of its business and which are applicable to functions and features offered by the Fund, unless substantially all DST clients are charged separately for such modifications, enhancements or changes, including, without limitation, substantial system revisions or modifications necessitated by changes in existing laws, rules or regulations. The Fund agrees to pay DST promptly for modifications and improvements that are charged for separately at the rate provided for in DST’s standard pricing schedule which shall be identical for substantially all clients, if a standard pricing schedule shall exist. If there is no standard pricing schedule, the parties shall mutually agree upon the rates to be charged.

B.	DST shall have the right, at any time and from time to time, to alter and modify any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder; provided that the Fund will be notified as promptly as possible prior to implementation of such alterations and modifications and that no such alteration or modification or deletion shall materially adversely change or affect the operations and procedures of the Fund in using or employing the TA2000 System or DST Facilities hereunder or the reports to be generated by such system and facilities hereunder, unless the Fund is given thirty (30) days prior notice to allow the Fund to change its procedures and DST provides the Fund with revised operating procedures and controls.

C.	At the Fund’s expense, DST will use reasonable efforts to make any reasonable changes to the TA2000 System requested by the Fund (“Client Requested Software”). Charges attendant to the development of Client Requested Software shall be at DST’s standard rates and fees in effect at the time. If the cost to DST of operating the TA2000 System is increased by the addition of Client Requested Software, DST shall be entitled to increase its fees by an amount to be mutually agreed upon. Significant new features or functions which are utilized by the Fund may be charged for on a pro rata basis, as provided in Section 24.A, above.

D.	All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for, including, without limitation, Client Requested Software (collectively, “Deliverables”), shall be, and shall remain, the confidential and exclusive property of, and proprietary to, DST. The parties recognize that during the Term of this Agreement the Fund will disclose to DST, Confidential Information of the Fund and, from time to time, DST may partly rely on such Confidential Information of the Fund to design, structure or develop a Deliverable. Provided that, as developed, such Deliverable contains no Confidential Information of the Fund that identifies the Fund, (i) the Fund hereby consents to DST’s use of such Confidential Information to design, to structure or to determine the scope of such Deliverable or to incorporate into such Deliverable and that any such Deliverable, regardless of who paid for it, shall be, and shall remain, the sole and exclusive property of DST and (ii) the Fund hereby grants DST a perpetual, nonexclusive license to incorporate and retain in such Deliverables Confidential Information of the Fund. All Confidential Information of the Fund shall be and shall remain the property of the Fund and shall remain protected under Section 23(A).

25.	Third Party Vendors.

Nothing herein shall impose any duty upon DST in connection with or make DST liable for the actions or omissions to act of the following types of unaffiliated third parties: (a) courier and mail services including but not limited to Airborne Services, Federal Express, UPS and the U.S. Mails, (b) telecommunications companies including but not limited to AT&T, Sprint, MCI and other delivery, telecommunications and other such companies not under the party’s reasonable control, and (c) third parties not under the party’s reasonable control or subcontract relationship providing services to the financial industry generally, such as, by way of example and not limitation, the National Securities Clearing Corporation (processing and settlement services), Fund custodian banks (custody and fund accounting services) and administrators

(blue sky and Fund administration services), and national database providers such as Choice Point, Acxiom, TransUnion or Lexis/Nexis and any replacements thereof or similar entities, provided, if DST selected such Fund, DST shall have exercised due care in selecting the same. Such third party vendors shall not be deemed, and are not, subcontractors for purposes of this Agreement.

26.	Limitations on Liability.

A.	If the Fund is comprised of more than one portfolio or program (excluding, for the avoidance of doubt, multiple share classes), each portfolio or program shall be regarded for all purposes hereunder as a separate party apart from each other portfolio or program. Unless the context otherwise requires, with respect to every transaction covered by this Agreement, every reference herein to the Fund shall be deemed to relate solely to the particular portfolio or program to which such transaction relates. Under no circumstances shall the rights, obligations or remedies with respect to a particular portfolio or program constitute a right, obligation or remedy applicable to any other portfolio or program. The use of this single document to memorialize the separate agreement of each portfolio or program is understood to be for clerical convenience only and shall not constitute any basis for joining the portfolios or programs for any reason.

B.	Notice is hereby given that, if the Fund is a trust under applicable state law, a copy of the Trust Agreement and all amendments thereto is on file with the Secretary of State of the state of its organization; that this Agreement has been executed on behalf of the Fund by the undersigned duly authorized representative of the Fund in his/her capacity as such and not individually; and that the obligations of this Agreement shall only be binding upon the assets and property of the Fund and shall not be binding upon any Fund, officer or securityholder of the Fund individually.

27.	Miscellaneous.

A.	This Agreement shall be construed according to, and the rights and liabilities of the parties hereto shall be governed by, the laws of the State of New York, excluding that body of law applicable to choice of law.

B.	All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

C.	The representations and warranties, and the indemnification extended hereunder, if any, are intended to and shall continue after and survive the expiration, termination or cancellation of this Agreement.

D.	No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by each party hereto.

E.	The captions in this Agreement are included for convenience of reference only, and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

F.	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

G.	If any part, term or provision of this Agreement is by the courts held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

H.	Except as otherwise provided herein, this Agreement may not be assigned by the Fund or DST without the prior written consent of the other. Notwithstanding the foregoing, DST may assign this Agreement, in whole or in part, or subcontract certain of its obligations hereunder, to any domestic or foreign affiliate of DST, provided DST will make a good faith effort to provide general notice prior to commencing a full assignment to an affiliate.

I.	Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and between the Fund and DST. It is understood and agreed that all services performed hereunder by DST shall be as an independent contractor and not as an employee of the Fund. This Agreement is between DST and the Fund and neither this Agreement nor the performance of services under it shall create any rights in any third parties. There are no third party beneficiaries hereto.

J.	Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

K.	The failure of either party to insist upon the performance of any terms or conditions of this Agreement or to enforce any rights resulting from any breach of any of the terms or conditions of this Agreement, including the payment of damages, shall not be construed as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

L.	This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter hereof, whether oral or written, and this Agreement may not be modified except by written instrument executed by both parties.

M.	All notices to be given hereunder shall be deemed properly given if delivered in person or if sent by U.S. mail, first class, postage prepaid, or if sent by facsimile and thereafter confirmed by mail as follows:

If to DST:

DST Systems, Inc.

1055 Broadway, 7th Floor

Kansas City, Missouri 64105

Attn: Group Vice President-Full Service

Facsimile No.: 816-435-3455

With a copy of non-operational notices to:

DST Systems, Inc.

333 West 11th Street, 5th Floor

Kansas City, Missouri 64105

Attn: Legal Department

Facsimile No.: 816-435-8630

If to the Fund:

Blackstone / GSO Floating Rate Enhanced Income Fund

345 Park Avenue, 31st Floor

New York, New York 10154

Attn: GSO Legal

Facsimile No.:

or to such other address as shall have been specified in writing by the party to whom such notice is to be given.

N.	DST and the Fund (including all agents of the Fund) agree that, during any term of this Agreement and for twelve (12) months after its termination, neither party will solicit for employment or offer employment to any employees of the other.

O.	The representations and warranties contained herein shall survive the execution of this Agreement and the performance of services hereunder and the provisions of Section 8 of this Agreement shall survive the termination of the Agreement and the performance of services hereunder until any statute of limitations applicable to the matter at issues shall have expired.

P.	DST will not be precluded from offering services similar to those offered to the Fund(s) to other parties, including competitors of the Fund(s).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers, to be effective as of the day and year first above written.

DST SYSTEMS, INC.

By:

Name:

Title:

BLACKSTONE/GSO FLOATING RATE ENHANCED INCOME FUND

By:

Name:

Title:

EXHIBIT A

FEE SCHEDULE

1

EXHIBIT A.1

DST CASH UTILIZATION

INVESTMENT SERVICE

The following describes the DST Cash Utilization investment service:

1)	Net collected balances: Net collected balances in the Client’s transfer agency bank accounts at UMB Bank, N. A. (“UMB”), will be invested each day in two separate overnight UMB sponsored sweep vehicles with comparable rates of return to UMB’s earnings credit rate.

Money Market Sweep: Balances able to be determined by a predetermined cutoff time each business day will be swept into a Money Market account in DST’s name. This account will be registered as “for the account of DST (Client Name)”. The next morning of a business day, the identical principal amounts will be swept back into the originating accounts with the earnings remaining in the Money Market account. The following business day, balances will again be swept into the Money Market account and will be invested overnight along with residual earnings from previous days, and so on each business day.

Overnight Repo: Each evening of a business day, balances exclusive of those already swept into the Money Market account (with some UMB constraints) will be swept into an overnight Repo investment. The next morning of a business day, principal and earnings amounts will be swept back into the originating accounts, with DST maintaining an ongoing reconciliation of principal versus earnings in customer’s accounts.

No investment advisory functions: DST would not be performing investment advisory functions as a part of this service. The Money Market and Repo sweep vehicles are UMB product offerings.

2)	Lower bank account service charges: For customers electing to use the new Cash Utilization service, DST has renegotiated lower bank account service charges (projected to be 10% less than customer’s current service charges) from UMB by leveraging our collective Transfer Agent and Corporate relationships with the bank. These reduced fees will benefit customer directly and will not be available to smaller, individual customers of the bank.

Service Fee Payment: Each month, UMB will determine customer’s service fees and invoice them to DST. DST will pay them on customer’s behalf from the accumulated earnings of both overnight investment vehicles. DST will provide customer with a copy of the UMB invoice supporting these charges.

3)	DST Fee: DST’s fee for this service allows for DST to collect 20% of all gross overnight investment earnings from both investment vehicles for this Cash Utilization service.

DST Fee Collection: Each month, DST will determine the amount of this fee and deduct it from the accumulated earnings of both overnight investment vehicles. DST will provide customer with detail supporting the calculation of this fee.

DST CASH UTILIZATION

INVESTMENT SERVICE

4)	Net Earnings Credit: Each month, the remaining net earnings, reduced by both UMB and DST service charges, will be credited against the Trusts’ Transfer Agency fees as a direct reduction of Trust expenses. Should earnings exceed fees, the excess earnings will be available to be credited against future fees or returned to the client based on direction from the client.

Reconciliation: DST will perform the reconciliation of earnings, service charges and credits. DST will also determine the apportionment of the credits to the individual Trusts in accordance with the following procedure the portion of the total credit that each Trust receives shall be equal to the percentage of total TA fees that each Trust’s individual fees represent each month. On customer’s TA fee invoice, DST will provide the detail of original gross charges, the amount of the credit for each individual Trust and the net amount due for each Trust. The Trusts would pay DST only the net of total TA fees and reimbursable expenses less the amount of the credits.

5)	Independent, Otherwise Unaffiliated Directors: Customer hereby advises DST that the agreement now being negotiated by and between the Trusts and DST whereby DST is appointed as the transfer agent for the Trusts and this Cash Utilization Investment Service will be, approved by a majority of the directors or trustees of each Trust, including a majority of those directors or trustees who are not officers or employees or, except with respect to their serving as a member of the board of directors or trustees are not otherwise affiliated with the Trust or the Trust’s affiliates, that is, are not “interested persons” of the Trust or its affiliates, as that term is defined in the 1940 Act.

6)	Authorization: Notwithstanding anything in any agreement under which DST is authorized, directly or indirectly, to perform transfer agency, shareholder servicing agency, or related services, whether as principal, agent or sub-agent, to the contrary, DST is hereby authorized and instructed to open bank accounts in DST’s name for the deposit and holding of, and to deposit into and hold in such accounts, all checks and payments received by DST from NSCC, broker-dealers or shareholders, and any other sums received by DST, for investment in shares, while such sums await their actual delivery to and investment in such Trusts.

This Exhibit is exclusively for Print and Print related Services (“Services Attachment”) (the “Exhibit”) to the Agency Agreement dated as of                  2017, between DST and the Fund (“Agreement”).

EXHIBIT A.1

PRINT SERVICES

1. Definitions

Unless otherwise defined herein, all capitalized terms shall have the meaning set forth in the Agency Agreement.

“Approval” means Customer written or otherwise agreed upon method of release for production to be received no later than 11 AM Central Time.

“Business Day” means each of Monday through Friday, with the exception of official bank holidays, New York Stock Exchange holidays and holidays on which the USPS does not deliver first class mail.

“Corp” means a mutually agreed set of Document Type data.

“Customer” means The Blackstone Group L.P.

“Customer Data” means all data provided to Broadridge by DST Systems or its Affiliates, regarding Customer, in order to enable Broadridge to provide Services.

“Cutoff” means Broadridge’s complete receipt of usable data.

“Delivery Carrier” means the carrier service used by Broadridge for mailing the Document Types (e.g. USPS).

“Document Type” means the specific work product as set forth in Section 3.A (i.e., statements, letters, checks).

“Expenses” means all expenses incurred by Broadridge to provide the Services to Customer, including travel, and any sales or use taxes.

“Fees” means the fees to be paid by Customer in exchange for the Services, as set forth in the Services Attachment as adjusted pursuant to the terms of this Exhibit and the Agency Agreement, and specifically does not include Inventory.

“Guidelines” means Broadridge’s published Materials Set up Guide.

“Image” means information to be printed on one side of a single physical piece of paper.

“Input Data Map” or “IDM” means the detailed mapping of all input data and business rules as required to print and produce the solutions.

“Inventory” means envelopes and stock upon which Document Types are printed and all associated enclosures or inserts.

“Packages” means one mail piece consisting of the specific Document Type’s printed images, including inserts and remit envelopes as appropriate.

“Peak Volume” means the maximum volume of Images received within a rolling twenty-four (24) hour period that is subject to the Turnaround Time Commitment, and that is calculated by applying the Peak percentage set forth in Table A of Section 2 to:

(a)	for Document Types with a Production Frequency of daily, weekly, monthly and quarterly:

(1)	during the first six (6) months of production, the periodic Image volume set forth in Table A of Section 2; and

(2)	after the first six (6) months of production, the average Production Run Image volume over the preceding six (6) month period; or

(b)	for Document Types with a Production Frequency of annual, the percentage of the Image volume forecasted pursuant to Section 3.1

“Pricing Schedule” means the attachment to the Services Attachment setting forth the Fees.

“Production Frequency” or “Production Period” means the applicable frequency at which a Document Type is produced (i.e., daily, weekly, monthly, quarterly, annually). For purposes of Production Period, Document Types which are produced daily will be treated the same as Document Types which are produced monthly.

“Production Run” means the production of a Corp for a Document Type. For production undertaken at Broadridge Central, LLC, it means the production and mailing of a Document Type received in a Cutoff.

“Project Requirements Document” or “PRD” (aka Systems Requirements Documents or SRD) means the applicable Project Requirements Document mutually agreed to by the parties based upon the requirements communicated by Customer, setting forth an overview of the Services, background Customer information, technical requirements, file layouts, design, production and information management, programming, development work, capacity requirements and other information necessary to implement and perform the Services.

“Services” means the services and any services related thereto as described in the Service Attachments.

“Services Attachment” means this Attachment setting forth specific Services, related terms and conditions, Fees, Expenses and Service Standards.

“Service Standards” means the Turnaround Time, and Quality standards described in this Services Attachment.

“Special Handling” means the process of handling Packages that do not use the automated mail process and/or require other manual intervention.

“Start of Clock” means on a Document Type basis, the later of (i) a Cutoff, or (ii) Customer release of a Corp for production.

“Turnaround Time Commitment” means for each Cutoff the time between the Start of Clock and the completion of production.

“USPS” means the United States Postal Service.

2. Term of Exhibit

The term of this Exhibit shall commence on the Effective Date of the Agency Agreement that incorporates this Exhibit and be coterminous with the Agency Agreement.

3. Description of Services

Following is a description of the Services to be provided by Broadridge.

3. Description of Services

Following is a description of the Services to be provided by Broadridge.

A. Print Services

Broadridge will provide formatting, printing and mailing Services and Inventory for the Document Types set forth in Table A below. Inventory is described in the Pricing Schedule. Additional details are set forth in the applicable Development Documents. Ancillary fees related to Print Services are described in the Pricing Schedule.

TABLE A List of Applications, Turnaround Time, Peak Volume and Pricing Assumptions

Application Name/ Prod Type	Print Color/ Toner Coverage	Packages /Images	Average number of sheets/ print Images per Package	Turn- around Time	Number of monthly Cutoffs	Frequency	Peak Volume Percentage
Consolidated Daily (CDLY)	Monochrome			48 Hours Absolute	20-22	Daily	5%

Distribution Checks (DIVC)	Monochrome			24 Hours Absolute	1	Monthly	100%

Statements (INVM)	Monochrome			120 Hours Average	1	Quarterly	100%

Dealer Commission Checks (DCOM)	Monochrome	24 Hours Absolute	1	Monthly	100%

Aggregate Checks and Reports (DIVA)	Monochrome	24 Hours Absolute	1	Monthly	100%

MTF	Monochrome	24 Hours Absolute	1	Monthly	100%

Tax Identification Notices (TINs)	Monochrome	120 Hours Average	1	Monthly	100%

TAX FORMS	Monochrome	120 Hours Absolute	1	Annual	100%

MCB	Monochrome	120 Hours Absolute	1	Annual	100%

Escheatment Letters	Monochrome	120 Hours Absolute	1	Monthly	100%

Investor Statements	Monochrome	120 Hours Absolute	1	Monthly	100%
*	Turnaround Time Commitments are conditioned upon useable Customer Data files being received at Broadridge.

B. Development Services

Broadridge will perform the development services necessary to ingest Customer Client Data to enable performance of the Services. Development services include managing project software events, preparing and creating the PRD, IDM, Document Type map, and other documents required under the System Development Life Cycle (SDLC), including designing, coding, constructing, software integration and unit testing software solutions. Print Analysis involves the developing and deploying of print resources.

3. Print Service Standards

3.1

Forecast. The Parties agree that based on the historical number of Document Types Images processed over the preceding three (3) months for Production Frequency of monthly and daily jobs, and for any other Production Frequently, the preceding applicable production run, Broadridge shall determine the total number of Images and Packages to be processed for each

Document Type for the following month to arrive at a forecasted Image volume (“Forecast”). Customer agrees to provide Broadridge with whatever knowledge they possess regarding any significant change to (a) the number of Images by Document Type to be transmitted or (b) sheets per Package. Customer shall provide for each Document Type the expected dates of Customer Data transfers to Broadridge.

3.2	Turnaround Time.

A. Turnaround Time Metric. Broadridge shall meet the Turnaround Time for no less than ninety-eight and a half percent (98.5%) of the Packages completed within the Production Period for a Document Type (“Turnaround Time Metric”). The Turnaround Time Metric shall be calculated as follows:

(Total number of Packages by Document Type mailed in a Production Period that meet the Turnaround Time) / (total number of Packages by Document Type mailed during a Production Period).

B. Exclusions.

(i) The Turnaround Time Metric shall not apply if:

(a)	Customer fails to substantially conform to the Forecast or alert Broadridge regarding any significant changes in volume;

(b)	Customer fails to conform to any specifications applicable to Customer Data and Customer-supplied Inventory;

(c)	Customer requests Broadridge to place a hold on a production;

(d)	Customer submits changes to print file format, forms, envelopes, inserts, or data transmission protocol later than the limits outlined in Section 5.1 below, causing a hold on production, or

(e)	The Package is subject to Special Handling.

(ii) Peak Volume.

In the event Customer sends to Broadridge an Image volume exceeding Peak Volume, then the Turnaround Time Commitment shall increase by an additional 50% of the Turnaround Time for that Document Type for every 50% of Peak Volume above Peak Volume or portion thereof beginning with the Corp causing the volume to be in excess of the Peak Volume. The Turnaround Time for all subsequent Corps in excess of the Peak Volume shall also be increased by 50% for every 50% of Peak Volume above Peak Volume until the cumulative total of Image volume in production decreases below the Peak Volume.

(iii) Customer agrees that during the first month of processing a new Document Type, the Turnaround Time shall be increased by an additional twelve (12) hours.

C. Corrective Action.

(i) If Broadridge does not meet the Turnaround Time Metric, Customer may request to meet with Broadridge to discuss any issues and possible resolutions.

3.3	Quality.

A.	Quality Metric. Broadridge shall produce ninety-nine percent (99%) of the Packages in a Production Period without Quality Incidents (“Quality Metric”). The Quality Metric shall be calculated as follows:

(Total number of Packages by Document Type mailed in a Production Period that do not have a Quality Incident) / (total number of Packages by Document Type mailed during a Production Period).

A “Quality Incident” is any of the following errors attributable to Broadridge.

Mailing:

(i) Multiple or mixed statements;

(ii) Duplicate Packages;

(iii) Packages using incorrect stock;

(iv) Packages without authorization from Customer;

(v) Incomplete Packages (i.e., missing images, inserts, or return envelope), or

(vi) Defective Packages (i.e., smudge misaligned, improper color).

B.	Exclusions. Any variances that are within the equipment manufacturer’s tolerances, if discernible, are not considered Quality Incidents. The Quality Metric shall not apply if Customer fails to conform to any specifications applicable to Customer Data and Customer Client-supplied Inventory.

C.	Corrective Action.

(i)	Quality Incidents. For any Quality Incident Broadridge will:

(a)	research the reported Quality Incident and provide regular status updates to Customer;

(b)	implement appropriate procedural changes to correct the error causing Quality Incident, and

(c)	provide Customer with its conclusions resulting from the analysis of the Quality Incident within thirty (30) days from being notified of the Quality Incident.

If reasonably required by Customer, Broadridge shall reprint, reproduce and re-send the Packages subject to Quality Incidents at no cost to Customer (it being reasonable for purposes of this Section, by way of example only, for Customer to require reprinting and re-sending if Customer is unable to read their statement or pay their bill due to the condition of the statement).

3.4	Reporting.

(i)	Broadridge Reporting. Broadridge will provide a monthly report of any missed Service Standards to Customer.

(ii)	Customer Reporting. Customer shall report any missed Service Standards to Broadridge within ten (10) days of becoming aware of a missed Service Standard, but in no event later than thirty (30) days from the date of performance of the Services.

3.5	Escalation. Written Explanation. If the Turnaround Time Metric or the Quality Metric are missed then: (i) Customer may require Broadridge to prepare a report setting forth the reasons for Broadridge’s failure to meet the respective Service Standard and a plan for remedying the failures; and (ii) Broadridge will prepare such report within twenty (20) Business Days.

3.6	Executive Meeting. In the event Broadridge misses the same Service Standard within 12 months of preparing a report pursuant to section 3.5, Customer may require that its and Broadridge’s executive management meet to discuss solutions to the Service Standard issues.

4. Delivery of Material and Data for Processing, Schedules and Data Requirements

4.1	Delivery of the Customer Data to the Broadridge production facility will be via the format, protocols and formatting instructions set forth in the agreed PRD and Customer Data must fulfill the requirements identified in the PRD. Broadridge may upgrade its communication processing equipment provided such change does not require Customer to materially modify its transmission equipment.

4.2	Broadridge shall assume all fixed and usage charges associated with the receipt of Customer Data from DST Systems’ Winchester facility. In the event that Customer Data is to be delivered or transmitted from any facility other than DST Systems’ Winchester facility, delivery of Customer Data to Broadridge will be at Customer’s expense. For electronic data line transmission, Customer will have financial and operational responsibility for data transmission from Customer’s computer facility to Broadridge’s production facility. Broadridge will have no responsibility for delays or errors resulting from Customer’s failure to provide Customer Data correctly.

4.3	All Broadridge facilities are subject to routine weekly maintenance during which the Broadridge data centers may be unavailable to receive Customer Data transmissions. In addition, no more than two (2) times each calendar year, each Broadridge facility is taken down completely for extended maintenance, for approximately twelve (12) hours. Broadridge will use reasonable efforts to schedule the extended maintenance events so as to minimize disruption to Customer’s operations and shall provide at least fifteen (15) days prior notice of such events. Any Turnaround Time commitment for Customer Data received during the twelve (12) hour extended maintenance periods shall be extended by the time of the maintenance periods.

4.4	Customer may, at its option, transmit Customer Data before Customer has made a final accuracy check. Therefore, Broadridge will hold all production until a written or electronic release has been issued by Customer. Should retransmissions be necessary or a release be issued that is later rescinded, Customer will be invoiced for any work performed prior to rescission at the rates set forth in the Pricing Schedule. In addition, should Customer’s Packages already have been released to Delivery Carrier when the rescission was issued, Customer shall pay any incurred postage.

4.5

Customer may, subject to the requirements of this Section, provide its own inserts. In such event, Broadridge and Customer will agree on procedures and processes to be followed with respect thereto. Any Customer-supplied inserts will comply with Broadridge’s specifications as set forth in the Guidelines. Customer provided inserts must be provided to Broadridge ten (10) Business Days in advance of use for production. Broadridge may revise the Guidelines at any time upon no fewer than ninety (90) days’ notice to Customer. Broadridge requires five (5) days for testing of inserts prior to use in production. Broadridge shall not be liable for any Quality Incidents, failure to meet Turnaround Time commitments or any other damages caused by Customer-supplied inserts that fail to meet the requirements of the Guidelines. Customer acknowledges that, because of the nature of inserts, certain factors may be difficult or impossible to test for in advance of actual production. In the event that Broadridge discovers material defects in Customer-supplied inserts during production such that Broadridge is unable to produce Customer’s Packages in compliance with the requirements of this Services Attachment, Broadridge will immediately notify Customer, and the parties will agree on a course of action, which may involve substituting other inserts for the defective inserts, mailing Packages without the inserts, or other available solutions. Customer acknowledges that a delay in producing

Customer’s Packages caused by defective Customer-supplied inserts may impact Broadridge’s work for its other customers; therefore, in the event that Customer does not agree on a course of action promptly, Broadridge shall be entitled to take reasonable action to mitigate its liability to its other customers.

5. Other Service Related Information

5.1	Product Lead Times. Broadridge and Customer have established Document Type, envelope, data file format; electronic data transmission protocol (if applicable); cutoff volumes and Document Type cutoff dates. Any changes to the preceding must be by written notification to Broadridge by Customer and must adhere to the following schedule:

Customer Requirements:

Forms Printing:	Artwork approval 60 days prior to live use
Envelope Printing:	Artwork approval 60 days prior to live use
Insert Printing:	Artwork approval 15 days prior to live use
Electronic Forms:	Format approval 15 days prior to live use
Data or Print File Format:	90 days written notification
Data Transmission Protocol:	Mutually agreed
Inserting Plan Setup:	15 days written notification
Campaign Manager Message Changes
• Monthly Investor Statements	10 Business days from receipt of final verbiage
• Confirms	5 Business Days from receipt of final verbiage

Broadridge Requirements:

Programming Estimates to Customer	Generally 5 Business Days from receipt of full
(Statements/Confirms)	Business Requirements (depending on scope of change)

5.2	In the event that Customer makes a change to its data format without notifying Broadridge in advance and such change results in a disruption of processing, Customer will be charged a minimum of four (4) hours programming time to cover Broadridge’s costs of implementing a correction to enable processing to continue. Should the estimated time needed to implement a correction be greater than four (4) hours, Broadridge will notify Customer of such fact and Customer will have the option of authorizing Broadridge to effect the necessary corrections or re-transmitting the data in an acceptable format. Customer will be responsible for all processing charges incurred prior to the disruption of the Document Type Run.

6. Pricing

6.1	The attached Pricing Schedule sets forth the fees to be paid by Customer in exchange for the Services.

6.2	CPIU. Fee Increases. In accordance with Section 6.E(1) of the Agency Agreement, a Cost of Living increase will occur annually upon each anniversary of the Agency Agreement, upon ninety (90) days advance written notice, in an amount not less than the annual percentage of change in the Consumer Price Index for all Urban Consumers (CPI-U) in the Kansas City, Missouri-Kansas Standard Metropolitan Statistical Area, All Items, Base 1982-1984=100, as last reported by the U.S. Bureau of Labor Statistics.

6.3	Inventory

a. In the event that Broadridge provides paper, outside the standard quoting process as noted in the Pricing Schedule, Broadridge may, once each calendar quarter during the Term of the Agency Agreement, commencing on the first day of the calendar quarter following the initial

Document Type Run, increase or decrease the prices for paper products set forth in the Pricing Schedule by the same percentage as the change in the Bureau of Labor Statistics Producer Price Index series ID: PCU322121322121. If this index ceases to be published, a comparable index shall be used.

b. Broadridge may order Inventory in not more than one hundred twenty (120) day increments; any price increase or decrease shall be effective for all Inventory (including forms in inventory) for the calendar quarter following the quarterly determination of increase or decrease. The parties understand and agree that rush charges (as set forth in the Pricing Schedule) are not part of the Inventory prices in the Pricing Schedule but are in addition to those prices and will be billed to Customer at the time that they occur.

c. Any unused custom Inventory made unusable because of a change or error by Customer will be charged to Customer within thirty (30) days of discontinuance of use at the Inventory rates in the Pricing Schedule (as modified pursuant to this Services Attachment); provided, however, that in no case shall Customer be liable for such unused custom Inventory in excess of the greater of (a) one hundred twenty (120) days’ inventory or, (b) if specified in the Services Attachment or Pricing Schedule, the minimum purchase requirement. Customer may time its change of custom Inventory to minimize the unused Inventory, but in no event shall Broadridge be required to operate with less than thirty (30) days of Inventory or custom Inventory. The parties shall cooperate in minimizing operational risk and unused Inventory in the change.

6.4	Broadridge will provide its standard invoicing reports at no additional cost to Customer. Any additional reports shall be mutually agreed to and are subject to additional charges.

6.5	In the event that changes in state or federal laws, regulations or standards (including USPS regulations) increase Broadridge’s cost of mailing or processing Customer’s Document Types, then Broadridge may increase the fees or charge a onetime development fee, provided that such adjustment will be limited to Customer’s allocated portion of the increase in mailing and/or processing cost to Broadridge or Broadridge’s cost of development, as applicable.

6.6	Customer agrees to commit to a minimum sheet volume per month equivalent to $1,000.00 in print processing fees (Pricing Schedule Section 1.1., 1.a – 1.e) regardless of Customer’s actual sheet volume, excluding materials and postage (“Minimum Commitment”). A reconciliation of the print processing fees will be made on a monthly basis, and in the event that Customer does not meet the monthly Minimum Commitment, Customer will be invoiced for the shortfall.

7. Postage

7.1	Broadridge’s obligation to perform Services for Packages for which Broadridge is required to apply postage to the envelope is conditioned upon Customer maintaining a postage advance account (“Postage Advance Account”) with DST Systems with a balance greater than or equal to three (3) months postage, based upon Customer’s average postage usage over the previous three (3) month period (“Required Balance”), for Broadridge to draw upon to pay postage and other shipping expenses on behalf of Customer. Customer will be invoiced for postage, shipping and related services for the mailing or shipping of the Packages printed and prepared by Broadridge under this Exhibit, based on Customer’s mailed Package’s lowest qualifying rates under the U.S. Postal Service mail qualification regulations for said Packages mail density and quantity (“Package Postage Rate”). If through its own efforts, Broadridge obtains a postage rate lower than the Package Postage Rate, the difference shall be retained by Broadridge. Customer will be invoiced in arrears, for the Package Postage Rate in DST System’s regular monthly invoice.

7.2	USPS Move Update Requirements. Mailers who claim presort or automation rates for USPS First Class Mail must demonstrate that they have updated the addresses in their mailing lists no more than 95 days prior to the mailing date or as otherwise required by the USPS (“Move Update Requirements”). The USPS considers the owner of mailings lists the responsible Party for meeting the Move Update Requirements. Since Customer retains ownership of their address lists, Customer is responsible for meeting the Move Update Requirements. As the mailing agent for Customer, Broadridge has to certify to the USPS that all postal requirements, including the Move Update Requirements, have been met at the time any postal discounts are claimed. To enable Broadridge to provide such certification to the USPS, Customer shall provide Broadridge with a document as requested by Broadridge from time to time evidencing such compliance. Broadridge shall not be liable for any increased postage or other damages that result from Customer’s failure to comply with the Move Update Requirements.

7.3	Errors Resulting In USPS Penalties. Customer shall be responsible for any penalties levied and additional postage charged by the USPS arising from any Customer error relating thereto, including improper postage, date, address or zip code and for any other defect of Customer’s mail. Customer acknowledges that USPS may charge additional postage on all mail deposited concurrently by Broadridge based on any such error or defect in Customer’s mail, and Customer agrees to be responsible for all such additional postage and fines. USPS penalties resulting from conduct by Broadridge will be Broadridge’s responsibility.

7.4	Packages that do not meet the USPS standards for letter mail shall be billed at retail rates. Changes to USPS postal rates or regulations may result in Broadridge adjusting the affected postage fees, presort fees or commingling fees or terms of the Services.

All the terms, covenants and conditions described in the Agency Agreement are incorporated herein by reference as if the same had been described herein in full. In the event of a conflict between the terms set forth in this Exhibit and the Agency Agreement, the terms in this Exhibit shall govern the Services set forth herein.

PRICING SCHEDULE FOR PRINT SERVICES

For

The Blackstone Group L.P.

NOTE: Any custom materials agreed to and ordered for Customer will be invoiced in the month following the month in which they are received by Broadridge on a Bill Up Front (“BUF”) basis. Generic materials will be invoiced on a Bill As Used (“BAU”) basis.”

The Fees identified herein are based on and subject to the assumptions set forth in the Services Attachment and the following pricing descriptions. Broadridge reserves the right to adjust the Fees in the event that Customer makes a material change in such assumptions.

1.1	Print Processing and Inventory	Description	Charge Unit	Rate Per Unit
1	Per Sheet Processing	Includes the following (see definitions below: Data Processing, Image Printing, Inventory Management, Package Finishing and Technical Support).

1.a	Consolidated Daily CDLY; CSUP; Escheatments / 17AD-17 Letters; INVM		Per duplex sheet	$0.15521

1.b	Distribution Checks DIVC; DCOM / MTF; Aggregate Checks and Reports (DIVA)		Per duplex sheet	$0.22954

1.c	Tax Identification Notices (TINs); Escheatments / 17AD-17 Letters		Per simplex sheet	$0.10493

1.d	Mandatory Cost Basis Statements; Tax Forms		Per simplex sheet	$0.17489

1.e	Mandatory Cost Basis Statements; Tax Forms (expedited)		Per simplex sheet	$0.35000

2	Monthly Minimum Commitment	In the event the monthly sheet volume print processing fees (1.a – 1.d above) does not meet or exceed the Minimum Commitment, the shortfall will be invoiced.	Per month	$1,000.00

3	Manifest Sortation Fee	Processing each first class folded letter size Package, either electronically or co-mingled, so it is sorted to the extent required by the standards for rate claimed, provided the Package meets automation-compatible size requirements.	Per mailpiece	$0.03940

4	Materials, including paper, check stock, envelopes, boxes, based on client requirements (generic or custom)	Generic materials will be invoiced on a Bill As Needed (“BAU”) basis. All custom materials agreed to and ordered by Customer will be invoiced in the month following the month in which they are received by Broadridge – Billed Up Front (“BUF”).	Per item	To be quoted	*

* All materials will be quoted based on the specific quantity, type and quality of paper ordered plus any internal handling or management cost

1.2	Development	Description	Charge Unit	Rate Per Unit
1	Development	Designing, coding, constructing, software integration and unit testing software solutions. Updating email templates. Print analysis involves the developing and deploying of print resources. Preparing and creating the PRD, Input Data Map, Document Type map, and other documents required under the System Development Life Cycle (SDLC). Managing project software events.	Per hour	$150.00

2	Initial Development – Print Processing Only	Initial Development fee based on generic print only for: CDLY & CSUP statements, DCOM Dealer Commission, MTFS, DIVA Checks/Reports; DIVC dividend checks; Escheatment letters & 17AD-17 letters; YPCT Tax forms (does not include K1 forms); and MCB Statements. Implementation assumptions: • 2 color mock ups per product; • Standard Broadridge production pricing assumed; • Any changes to generic document set up, materials (envelopes, letterhead, etc.) require PDE quoting and approval of both parties.	One Time only	$7,500.00

The Development Fees below require finalization based on the completion of DST Systems’ requirements gathering process to select the appropriate Fee. Upon those findings, the Initial Development Fee (2a, 2b or 2c) will be determined).

2a OR	Initial Development – Print Processing Only Start-up $7.5K

Start Up is an Alternative Investment client that has zero accounts when set up on TA2000. The client must break escrow before any confirmations are required to be mailed.

Initial Development fee based on generic print only for: CDLY & CSUP statements, DCOM Dealer Commission, MTFS, DIVA Checks/Reports; DIVC dividend checks; Escheatment letters & 17AD-17 letters; YPCT Tax forms (does not include K1 forms); and MCB Statements.

Implementation assumptions:

Any changes to generic document set up, materials (envelopes, letterhead, etc.) require Project Development Estimate quoting and approval of both parties.

			One Time only	$7,500.00

2b OR	Initial Development – $50K Conversion	The $50K Conversion is for a new, large client that converts on to TA2000. The account base is already established and mailings are required at the date they are implemented on TA.	One Time only –year 1	$50,000.00

Initial Development fee based on generic print only for: CDLY (print & electronic) & CSUP statements (print only), DCOM Dealer Commission, MTFS, DIVA Checks/Reports (print only); DIVC dividend checks (print only); Escheatment letters & 17AD-17 letters (print only); YPCT generic Tax forms (print & electronic)—Does not include K1 forms; MCB Statements (print only); Investor statements (print & electronic).

Implementation assumptions:

•    2 color mock-ups per product

•    Any changes to generic document should be preceded by a Broadridge estimate and approved by DST Management and the Client.

•    Materials Mock-ups (Envelopes, Letterhead, etc.)

Standard E-Consent and DSTO Production pricing assumed.

2c	Initial Development – $50K Standard

The “Standard” is for clients that convert on to TA2000, where the number of accounts is relatively low, but mailings are required on the implementation date. Spreading out the Year 1 and 2 costs provides the smaller conversion client a payment option to spread out the costs over 2 years.

Initial Development fee based on generic print only for: CDLY (print & electronic) & CSUP statements (print only), DCOM Dealer Commission, MTFS, DIVA Checks/Reports (print only); DIVC dividend checks (print only); Escheatment letters & 17AD-17 letters (print only); YPCT generic Tax forms (print & electronic)—Does not include K1 forms; MCB Statements (print only); Investor statements (print & electronic).

		One Time One Time only, Year 1 and Year2	$50,000 [OR] $10,000 / Year 1 and $40,000 / Year 2

3	Initial Development – DXR	Format delivered on CD, up to 4 indexes and DXR viewer loaded on each CD. Software allows for user friendly search capabilities and easy export to PDF or other common formats, if needed. CD data is encrypted, compressed, password protected, quality checked, labeled and inserted into a jewel case.	5 hrs	$700.00	*

4	Initial PDF Document Type Development	Individual PDFs delivered on CD, up to 4 indexes supplied in a separate index file or in the individual PDF file names, CD data is encrypted, compressed, zipped, password protected, quality checked, labeled and inserted into a jewel case.	5 hrs	$700.00	*

5	Initial Development for CDLY-Daily Confirm Retention	One time implementation fee for Services in Section 1.3 below, item #’s 23 and 24.	One time per each Client	$22,000.00

* hourly fee is based on then current hourly Development fee at time of Service request.

1.3	Ancillary Fees	Description	Charge Unit	Rate Per Unit
1	Inserting of Additional Inserts	Normal setup and placement of each insert into the send envelope. Fee does not include the printing or programming of the insert. Fee will be charged for every insert Customer instructs Broadridge to insert into Packages even if Broadridge runs out of the necessary inserts.	Per item inserted	$0.0060

2	NCOALink®	Fee is charged for each address record matched with an NCOALink® return code or new address. Broadridge will process Customer’s address records, and create and provide to Customer an output file containing CASSTM details and updated address information resulting from NCOALink® processing.	Per record matched	$0.15

3	Halt/Restart/Abort	A Halt fee will be charged when Customer requests a temporary stop to the processing of any specific Document Type Run in process. Upon such a request, Broadridge will issue a stop order to all stations. All work in process is then retrieved and caged. In a Halt situation, Broadridge will minimize mail processing; however, mail may be entered into the postal system. A Restart fee will be charged after Customer cancels a Halt and instructs Broadridge to continue. An Abort fee will be charged when DST Systems determines that a Document Type data file is unusable. Customer is responsible for payment of all fees and expenses incurred before the Abort was affected and Broadridge will provide Customer with a list of mailed Packages prior to the Abort. There is no Halt fee for a hold called by Customer when a Document Type Run is still in the data processing mode. However, an Abort fee will apply if the Document Type data file is unusable.	Per Document Type unit	$275.00

4	Special Handling - General	Held Package - For any Package that is electronically flagged by Customer for handling in a non-automated manner. Invalid Zip Code - For any Package that is rejected by the Supplier postal processor for not having a valid U.S. address or ZIP code as defined. Foreign Mail - For any package mailed to a foreign address. This includes Foreign Mail packages that are not pre-determined as such. Over 13 oz. mail - Any Package over 13 oz. is excluded from the manifest mail process and requires Special Handling. Packaging fees may also apply.	Per Package	$0.26000

5	Special Handling - Manual Flats	Packaging of oversized individual Packages that require a flat envelope and are meter mailed or shipped via Delivery Carrier.	Per Package	$1.25

6	Special Handling - Manual Boxes	Boxing of oversized individual Packages that require a variable depth or standard box, are meter mailed or shipped via Delivery Carrier (does not include materials).	Per Package	$3.00

7	Manual Pulls	Fee will be charged for each package where a request is made to manually locate after processing and before mailing. No Package may be removed from Broadridge’s manifest mailing.	Per pull	$3.00

8	Inventory Management	Receiving, warehousing, management and staging of Customer’s provided materials (e.g. inserts, paper).	Per skid, per month	$60.00

9	Document Destruction	For destroying documents upon the written request of Customer.	Per request	Priced upon request

10	Testing (Data Processing) and Image Printing	For data processing and printing of test files.	Per unit	Standard print & paper products fees

11	Campaign Manager	Campaign Manager (CM) is a marketing solution that allows you to segment and target audiences and personalize messages on bills, statements and other customer communications documents. CM includes the creation and implementation of the template or templates that include message blocks (text and/or graphics) for Statements and Documents.

11a	Product Set-up Fee	Per Document Type set-up. Fee includes up to 6 templates. Excludes Systems Development Effort.	Per imple- mentation		$5,000.00

11b	Campaign Manager Additional Template Fee	To add additional pre-defined templates beyond the initial six (6) included (above).	Per additional template		$600.00

11c	Basic Monthly Fee	Inclusive of select insert capability

i. ii. iii.		Customer Size: Small (<500,000) Medium (500,000 – 2 Million) Large (2 Million +)	Per month	$ $ $	300.00 600.00 1,600.00

11d	Plus Monthly Fee	Inclusive of select insert capability and selective messaging

i. ii. iii.		Customer Size: Small (<500,000) Medium (500,000 – 2 Million) Large (2 Million +)	Per month	$ $ $	700.00 1,000.00 2,000.00

11e	Premium Monthly Fee	Inclusive of selective insert capability, messaging, graphics and graphics optimization.

i. ii. iii.		Customer Size: Small (<500,000) Medium (500,000 – 2 Million) Large (2 Million +)	Per month	$ $ $	1,100.00 1,400.00 2,500.00

11f	Enterprise Monthly Fee	Inclusive of selective insert capability, messaging, graphics and graphics optimization.

i. ii. iii.		Customer Size: Small (<500,000) Medium (500,000 – 2 Million) Large (2 Million +)	Per month	$ $ $	1,200.00 1,800.00 4,900.00

12	Campaign Manager – Graphics Manager	Automated Web Based application for batch / bulk loading of graphics to be validated for use on customer’s color statement. Includes up to 100 graphics per month.

12a	Graphics Management Implementation Fee	This fee is based on the initial set-up, configuration, and testing costs to add Graphics Optimization to the client’s application(s).	Per imple-mentation		$3,000.00

12b	Graphics Management Tool	Validation up to 100 graphics a month			Included

12c	Graphic Image Rejects	Manual validation for graphics failing Auto Validation	Per graphic	$150.00

12d	Expedite Fee for Manual Optimization	Expedite Fee if manual validation is required w/less than 24 hr turnaround	Per graphic	$200.00

13	Individual Certified Mail**	Preparation of USPS form 3800 for packages to be sent Certified Mail, produced and kept in a specific order. Standard postage per mail piece and additional USPS mailing fees apply when form is presented to the USPS.	Per form	$3.00

14	Individual Certificate of Mail**	Preparation of USPS form 3817B to provide proof that package has been presented to the USPS for mailing. Standard postage per mail piece and additional USPS mailing fees apply when form is presented to the USPS.	Per form	$2.50

15	Certificate of Mailing – Bulk Quantities**	Preparation of form 3606 for packages of identical weight requiring verification that the number of packages were mailed. Standard postage per mail piece and additional USPS mailing fees apply when form is presented to the USPS.	Per form	$15.00

16	Firm Mailing Book for Accountable (Certified) Mail**	Preparation of Form 3877 for Packages requiring proof of mailing. Standard postage per mail piece and additional USPS mailing fees apply when form is presented to the USPS.	Per form	$15.00

17	Return Receipt Request**	Preparation of USPS form 3811 for Packages requiring proof of delivery with a postcard showing recipients signature.	Per form	$3.00

18	Statement Level Release	Feature provides the additional functionality of hold, release, and pulls statuses at an individual document level. Documents are available for on-line viewing via the password protected Customer Portal.	Per month	$1,000.00

19.a	Archival CD/DVD – Original	Fee associated with creation of original CD/DVD and producing either DXR or PDF Image~~s~~ for documents containing non-complex data such as line data reports onto CD/DVD.	Per DXR or PDF Image and per CD/DVD		$0.02190 / and $273.26

19.b	Archival – Duplicate CD/DVD	Upon client request, copies of the history CD ROM or additional copies of the original CD/DVD.	Per CD/DVD		$109.31

20	Software Viewing	Based on number of users, per user and annual renewal.	Annual License per Concurrent User		Annual Renewal

		1 user 4 to 5 users 6 to 10 users 11 to 25 users 26 to 50 users 51 to 100 users Site License	$ 125.00 $ 500.00 $ 750.00 $1,625.00 $2,750.00 $4,500.00 $7,500.00	$ $ $ $ $ $ $	45.00 125.00 250.00 525.00 875.00 1,100.00 4,500.00

21	EFS	Fee associated with online viewing of line data/RPMS reports.	Per Image		$0.0110

22	EFS (Electronic File Solutions)	Monthly fee for online viewing of line data/RPMS reports.	Per Month		$100.00

23	CDLY Confirm Retention	Broadridge will process, format, index and store CDLY statement data for an initial period of 7 years at the Winchester Data Center. Documents will be accessed through Broadridge’s CSR Viewing platform and TA Desktop. CDLY confirms will not be available for shareholder viewing. Additional storage of loaded documents is available for an incremental fee.

		Tier 1 (1 – 100,000 Images per month)	Per month	$500.00

		Tier 2 (100,001 – 250,000 Images per month)	Per month	$850.00

		Tier 3 (250,001 – 500,000 Images per month)	Per month	$1,150.00

24	CDLY Confirm Retention—Long Term Storage	Retention beyond the initial 7 years identified in item #23 above.	Per document / Per month	$0.00084

** All Services subject to standard USPS Certified Mail fees and postage.

EXHIBIT B

AUTHORIZED PERSONNEL

Pursuant to Section 8.A. of the Agency Agreement between the Fund and DST (the “Agreement”), the Fund authorizes the following Fund personnel to provide instructions to DST, and receive inquiries from DST in connection with the Agreement:

Name	Title

This Exhibit may be revised by the Fund by providing DST with a substitute Exhibit B. Any such substitute Exhibit B shall become effective twenty-four (24) hours after DST’s receipt of the document and shall be incorporated into the Agreement.

EXHIBIT C

INFORMATION PROTECTION PROGRAM

DST has a formal Information Protection Program (IPP) that was established and exists as a working roadmap for DST security. DST does Risk Assessments, Security Assessments, Security Awareness for the corporation as a whole, targeted training for specific applicable groups, and other security related activities. DST has a program and process pursuant to which DST reviews its technology and architecture and security requirements and needs.

Integral to the function of the IPP is the Global Security Council (GSC). The GSC convenes periodically during the year and is responsible for 1) identifying, measuring and rating risks, 2) approving policies, standards, and practices, and 3) assessing and reporting progress towards compliance. The IPB convenes periodically during the year and is responsible for providing executive level oversight and guidance to the Information Protection Program.

A component of the IPP is DST’s Policies, Control Standards, and Technology Baselines. DST’s Security Management Console (SMC) is an on-line system DST obtained from Archer Technologies that provides Security Policies, Control Standards, and Technical Baselines, oriented to the financial industry. The policies and standards incorporated in the SMC are designed to be consistent and evolve with ISO27001, HIPAA, Data Protection Act of 1998, IS Forum Standards, FFIEC IS Booklet, and MAS to the extent DST deems them applicable to its business.

DST has in place security log and activity monitoring, on a 24x7x365 basis. DST has an Intrusion Detection System (IDS) implemented to keep us informed on network activity. DST has an incident response process to deal with unexplainable logs and activities that are observed. This process is reviewed for validity and effectiveness for the purpose. DST also uses third party security reviews to provide the information to support DST’s security efforts.

All of the foregoing policies and procedures are subject to regular review and modification without notice, it being agreed that (i) no change to the foregoing shall diminish the over-all level of security and protections afforded to The Fund Data as maintained on the DST Subaccounting System and the DST Facilities and (ii) DST hereby undertakes that it shall at all times have in place data security policies and standards that are reasonably designed to be consistent and evolve with ISO27001, HIPAA, Data Protection Act of 1998, IS Forum Standards, FFIEC IS Booklet, and MAS to the extent DST reasonably deems them applicable to its business.

DST will continue to provide The Fund with a SSAE 16 report once every six (6) months, which details DST’s internal controls surrounding the TA2000 Mutual Fund Transfer Agent Processing system.

ATTACHMENT I

LIST OF FUNDS

Name:	CUSIP

ATTACHMENT II

ADOPTION AGREEMENT

This Adoption Agreement, dated as of                     ,              (this “Adoption Agreement”), by and among DST SYSTEMS, INC. (“DST”), a Delaware corporation, and                                 , a                  (the “Additional Product”).

The Additional Product hereby agrees to (a) become a party to that Agency Agreement, dated as of                          (the “Agreement”), originally by and among DST and the Fund set forth on Attachment I of the Agency Agreement and the [INSERT NAMES OF ANCILLARY AGEEMENTS] (collectively, the “Ancillary Agreements”); and (b) be bound by all terms and conditions of the Agency Agreement and the Ancillary Agreements as a “Fund” (as such term is defined in the Agreement), or “Customer” (as such term is defined in the Ancillary Agreements), having such rights, entitlements and obligations as set forth in the Agreement. By its signature below, the Additional Product confirms to DST, as of the date hereof, its representations and warranties set forth in the Agreement. The Additional Product acknowledges receipt of a copy of the Agreement and the Ancillary Agreements.

Each of DST and                      hereby agrees to accept the Additional Product as a party to the Agreement and the Ancillary Agreements and that the Additional Product shall be a “Fund” or “Customer” (as such terms are defined in the Agreement) under the Agreement, having such rights, entitlements and obligations as set forth in the Agreement.

Except as specifically set forth herein, all other terms and conditions of the Agreement shall remain unmodified and in full force and effect, the same being confirmed and republished hereby. In the event of any conflict between the terms of the Agreement and the terms of this Adoption Agreement with regard to the subject matter hereof, the terms of this Adoption Agreement shall control.

This Adoption Agreement may be executed by the parties hereto on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Adoption Agreement to be executed as of the day and year first above written by their respective duly authorized officers.

DST SYSTEMS, INC.	(the additional Fund)

By:	By:

Print Name:	Print Name:
Title:	Title:
Date:	Date: